UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A
 (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Goldleaf Financial Solutions, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GOLDLEAF FINANCIAL SOLUTIONS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027

Dear Shareholder:

          You are cordially invited to attend the 2007 annual meeting of shareholders of Goldleaf Financial Solutions, Inc., to be held at our corporate offices, 9020 Overlook Boulevard, Suite 300, Brentwood, Tennessee, on May 29, 2007, at 11:00 a.m. (Central Daylight Time).

          The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting.  Following the formal business portion of the annual meeting, we will present a report on our operations and you will be given the opportunity to ask questions.  At your earliest convenience, please complete, sign, date and mail the accompanying proxy card in the enclosed postage pre-paid envelope.  We hope you will be able to attend the annual meeting.

          Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the enclosed proxy card promptly.  We greatly appreciate your prompt cooperation.

Sincerely,

/s/ G. Lynn Boggs

G. Lynn Boggs
Chief Executive Officer

Brentwood, Tennessee
April 23, 2007

GOLDLEAF FINANCIAL SOLUTIONS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Goldleaf Financial Solutions, Inc.:

          The annual meeting of shareholders of Goldleaf Financial Solutions, Inc., a Tennessee corporation, will be held at our corporate offices, 9020 Overlook Boulevard, Suite 300, Brentwood, Tennessee 37027 at 11:00 a.m. Central Daylight Time, on May 29, 2007 for the following purposes:

          (1)          To elect two Class 2 directors, to hold office for a three-year term and until their successors have been duly elected and qualified;

          (2)          To consider and vote on a proposal to approve a second amendment to the Goldleaf Financial Solutions, Inc. 2005 Long-Term Equity Incentive Plan; and

          (3)          To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

          We are mailing to shareholders, on or about April 23, 2007, the proxy statement, this notice, a form of proxy and our annual report for the fiscal year ended December 31, 2006.  The annual report is not to be regarded as proxy soliciting material.

          Only shareholders of record at the close of business on March 1, 2007 are entitled to notice of and to vote at the meeting and any adjournment or postponement of it.  Please review the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted on at the meeting.  We hope very much that you will be able to join us.

          Your representation at the annual meeting of shareholders is important.  To ensure your representation, whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card.

By Order of the Board of Directors

/s/ G. Lynn Boggs

G. Lynn Boggs
Chief Executive Officer

Brentwood, Tennessee
April 23, 2007

i

GOLDLEAF FINANCIAL SOLUTIONS, INC.
9020 Overlook Blvd.
Brentwood, Tennessee 37027

PROXY STATEMENT

          Our board of directors is soliciting proxies for this year’s annual meeting of shareholders.  This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting.  Please read it carefully.

          The board has set March 1, 2007 as the record date for the meeting.  Shareholders who owned our common stock on that date are entitled to receive notice of and vote at the meeting, with each share entitled to one vote.  Cumulative voting is not permitted.  On the record date there were 17,030,628 shares of Goldleaf Financial Solutions, Inc. (“Goldleaf”) common stock and no shares of preferred stock outstanding.  As of the record date, holders of our common stock are entitled to one vote per share owned of record.

          Why am I receiving this proxy statement and proxy form?

          You are receiving this proxy statement and proxy form because you own shares of Goldleaf common stock.  This proxy statement describes issues on which you are entitled to vote.

          When you sign the proxy form, you appoint G. Lynn Boggs, our Chief Executive Officer, and Henry M. Baroco, our president and chief operating officer, and either of them acting individually, as your representative at the meeting.  Mr. Boggs or Mr. Baroco will vote your shares at the meeting as you have instructed on the proxy form.  This way, your shares will be voted even if you cannot attend the meeting.

          Who is soliciting my proxy and who is paying the cost of the solicitation?

          Our board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at the 2007 annual meeting.  Some of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person.  We will pay for the costs of solicitation.  We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of our common stock.

          What am I voting on?

          At the annual meeting you will be asked to vote on two proposals.  The first proposal is to elect the “Class 2 Directors” to serve three-year terms on our board of directors.  The second proposal is to amend our 2005 Long-Term Equity Incentive Plan (sometimes referred to as the “2005 Plan”) to: (i) increase the number of shares of our common stock subject to the plan to 2,250,000; (ii) to provide for automatic additional increases in shares of our common stock subject to the plan in future years (up to a total of 3,500,000); and (iii) clarify our board’s right to exchange options outstanding for cash in the event that we experience a change in control.  We will sometimes refer to this proposed amendment as the “Second Amendment to the 2005 Plan.”

          Who is entitled to vote?

          Only shareholders who owned our common stock as of the close of business on the record date, March 1, 2007, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or at any postponement or adjournment of the meeting.

          How do I vote?

          You may vote your shares either in person at the annual meeting or by proxy.  To vote by proxy, you should complete, date, sign and mail the enclosed proxy in the prepaid envelope provided.  If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy in person.  If you hold your shares in “street name,” that is, through a broker, bank or nominee, you must obtain a proxy form from the institution that holds your shares if you did not receive one directly, and you may also be eligible for internet or telephone voting by following instructions provided by your broker, bank or nominee.

          Can I revoke or change my vote after I return my proxy form?

          Yes.  If your shares are registered in your name, you may revoke your proxy and change your vote at any time before the proxy is exercised by filing with the corporate secretary either a written notice of revocation or another signed proxy bearing a later date.  The powers of the proxy holders will be suspended if you attend the meeting in person and inform the corporate secretary that you wish to revoke or replace your proxy.  Your attendance at the meeting will not by itself revoke a previously granted proxy.  If you hold your shares in street name, however, you may revoke your proxy only by following instructions provided by your broker, bank or nominee.  No notice of revocation or later-dated proxy will be effective unless received by the corporate secretary at or before the annual meeting.

          What is the board’s recommendation and how will my shares be voted?

          The board recommends a vote FOR proposals 1 and 2.  If you properly sign and return your proxy in time for the annual meeting, the enclosed proxy will be voted in accordance with the choices you mark on your proxy.  If you return a signed proxy, but do not specify a choice on any matter, Mr. Boggs or Mr. Baroco, as the persons named as the proxy holders on the proxy form, will vote as recommended by the board of directors.  If any other matters are considered at the meeting, Mr. Boggs or Mr. Baroco will vote as recommended by the board of directors.  If the board does not give a recommendation, Mr. Boggs or Mr. Baroco will have discretion to vote as he thinks best.  If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to those matters.

          Will my shares be voted if I do not sign and return my proxy form?

          If your shares are registered in your name and you do not return your proxy form or do not vote in person at the annual meeting, your shares will not be voted.  If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote on your behalf in certain instances.  A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors, without instructions from the beneficial owner of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, absent instructions from the beneficial owner of such shares. A broker or nominee may properly submit a proxy form, even if the broker does not vote because the beneficial owner of the shares has not given the broker or nominee specific voting instructions and the broker or nominee does not have voting discretion (a “broker non-vote”).  Broker non-votes count for purposes of determining whether a quorum exists but do not count as being entitled to vote with respect to individual proposals.

          How many votes do we need to hold the annual meeting?

          As of the record date there are a total of 17,030,628 votes outstanding.  Holders of shares entitled to vote a majority of the total number of votes that may be cast as of the record date (a quorum) must be present at the annual meeting to hold the meeting and conduct business.  Shares are counted as present at the meeting if: (a) a shareholder is present and votes in person at the meeting; (b) a shareholder has properly submitted a proxy form, even if the shareholder marks abstentions on the proxy form; or (c) a broker or nominee has properly submitted a broker non-vote.  A share, once represented for any purpose at the meeting, is deemed present for purposes of determining a quorum for the meeting (unless the meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the meeting.

          What vote is required to elect directors and approve the Second Amendment to the 2005 Plan?

          Assuming a quorum is present either in person or by proxy at the meeting, the following votes will be required to approve the matters to be considered at the meeting:

          Proposal 1.  The nominees for director who receive the highest number of FOR votes cast (either in person at the annual meeting or by proxy) will be elected.  You may vote FOR all or some of the nominees or WITHHOLD AUTHORITY for all or some of the nominees.  Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

          Proposal 2.  Approval of the Second Amendment to the 2005 Plan and any other matters that may be properly submitted to the shareholders will be approved by the affirmative vote of a majority of votes cast (either in person at the annual meeting or by proxy).

          Can I vote on other matters or submit a proposal to be considered at the meeting?

          We have not received timely notice of any shareholder proposals to be considered at the annual meeting, and shareholders may submit matters for a vote only in accordance with our bylaws.  The board of directors does not presently know of any other matters to be brought before the annual meeting.

          For shareholders seeking to include proposals in the proxy materials for the 2008 annual meeting, the proposing shareholder or shareholders must comply with all applicable regulations, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the proposals must be received by our Secretary no later than December 29, 2007.  Shareholders who intend to present a proposal at the 2008 annual meeting without inclusion of such proposal in our proxy materials are required to provide such proposals to our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the 2007 annual meeting; provided, however, that if the date of the 2008 annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be so delivered not earlier than the close of business on the 120th day before the 2008 annual meeting and not later than the close of business on the later of the 90th day before the 2008 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.  Any such proposal should be directed to:  Goldleaf Financial Solutions, Inc., 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027, Attention: Corporate Secretary, c/o Michael Berman, Senior Vice President, Secretary and General Counsel.

          Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?

          There are no appraisal or similar rights of dissenters respecting proposals described in this proxy statement.

          How do I communicate with directors?

          The board has established a process for shareholders to send communications to the board or any of the directors.  Shareholders may send communications to the board or any of the directors c/o Michael Berman, Senior Vice President, Secretary and General Counsel, 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027.  Mr. Berman will compile all communications and submit them to the board or the individual directors on a monthly basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          We are authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.  As of March 30, 2007, there were 17,030,628 shares of common stock outstanding.

          The following table shows, as of March 30, 2007, the amount of our common stock beneficially owned (unless otherwise indicated) by (a) each director and director nominee; (b) the named executive officers (as defined in “Compensation Discussion and Analysis” below); (c) all of our directors and named executive officers as a group and (d) all shareholders we know to be the beneficial owners of more than 5% of the outstanding shares of our common stock.  Based on information furnished by the owners and except as otherwise noted, we believe that the beneficial owners of the shares listed below, have, or share with a spouse, voting and investment power with respect to the shares.  The address for all of the persons listed below is 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027, except as listed in the footnotes to the table below.

	Shares Beneficially Owned (1)

Name	Number	Percent

Lightyear Fund, L.P. (2)(3)	2,346,000	13.78
Wellington Management Co LLP (2)(4)	2,054,800	12.07
Peninsula Capital Management, LP (2)(5)	1,944,300	11.42
Alydar Partners LLC (2)(6)	1,400,000	8.22
Castine Capital Management (2)(7)	931,553	5.47
Wellington Trust Company NA (2)(8)	930,300	5.46
G. Lynn Boggs (9)	301,055	1.74
Henry M. Baroco (10)	211,781	1.23
Paul McCulloch (11)	204,899	1.19
Scott R. Meyerhoff (12)	90,000	*
J. Scott Craighead (13)	53,000	*
David B. Ingram (14)	20,067	*
Lawrence A. Hough	8,000	*
Robert A. McCabe, Jr.	1,000	*
John D. Schneider (15)	3,842	*
David W. Glenn (16)	0	*
Bill Mathis	0	*
Beck Taylor	0	*
All directors and executive officers as a group (11 persons) (17)	893,644	5.02

*	Less than 1%

(1)

The percentages shown are based on 17,030,628 shares of common stock outstanding on March 30, 2006.  Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), shares of common stock which a person has the right to acquire pursuant to the exercise of stock options and warrants held by such holder that are exercisable within sixty (60) days of such date are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)

The address for the Lightyear Fund, L.P. is 51 West 52nd Street, 23rd Floor, New York, NY 10019.  The address for Wellington Trust Company NA and Wellington Management Co LLP is 75 State Street, Boston, MA 02109.  The address for Peninsula Capital Management, LP is 235 Pine Street, San Francisco, CA 94104.  The address for Alydar Partners LLC is 222 Berkeley Street, 17th Floor, Boston, MA 02116.  The address for Castine Capital Management is One International Place, Suite 2401, Boston, MA 02110.

(3)

As reported on a Schedule 13D/A filed with the SEC on October 16, 2007. Voting power and dispositive power are reported to be shared with Lightyear PBI Holdings, LLC, Lightyear Co-Invest Partnership, L.P., Lightyear Fund GP, LLC, Marron & Associates, LLC, and Mr. Donald B. Marron.

(4)

As reported on a Schedule 13G/A filed with the SEC on February 14, 2007, Wellington Management Co LLP, in its capacity as investment adviser, may be deemed to beneficially own 2,054,800 shares of our common stock which are held of record by its clients.

(5)	As reported on a Schedule 13G/A filed with the SEC on January 12, 2007. Voting power and dispositive power are reported to be shared with Peninsula Fund, L.P. and Scott Bedford.

(6)

As reported on a Schedule 13G filed with the SEC on February 14, 2007.  Voting power and dispositive power are reported to be shared with John A. Murphy (who disclaims beneficial ownership in these securities), Alydar Capital, LLC, Alysheba QP Fund, L.P, and Alysheba Fund Limited.

(7)	As reported on a Schedule 13G/A filed with the SEC on February 12, 2007. Voting power and dispositive power are reported to be shared with Paul Magidson.

(8)

As reported on a Schedule 13G filed with the SEC on February 14, 2007, Wellington Trust Company NA, in its capacity as investment adviser, may be deemed to beneficially own 930,300 shares of our common stock which are held of record by its clients.

(9)	Includes options to purchase 231,781 shares of common stock and 3,447 shares owned by Mr. Boggs’ children.

(10)	Includes options to purchase 191,400 shares of common stock.

(11)	Includes options to purchase 180,000 shares of common stock.

(12)	Includes options to purchase 90,000 shares of common stock.

(13)	Includes options to purchase 53,000 shares of common stock.

(14)	Includes 67 shares owned by Ingram Entertainment, Inc., an entity controlled by Mr. Ingram, and options to purchase 5,000 shares of common stock.

(15)	Includes options to purchase 363 shares of common stock.

(16)	Mr. Glenn is a managing director of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P. Mr. Glenn disclaims beneficial ownership of the shares held by Lightyear.

(17)	Includes options to purchase 751,544 shares of common stock.

Have we experienced a change in control since the beginning of the last fiscal year?

          From January 20, 2004 to October 11, 2006, the majority of our voting stock was controlled by The Lightyear Fund, L.P. and its affiliates (“Lightyear”).  On October 11, 2006, we used a portion of the proceeds from the closing of our secondary public offering to redeem and recapitalize certain of Lightyear’s holdings in us.  As a result of this redemption and recapitalization, Lightyear now holds 13.78% of our outstanding common stock.  No single party now controls a majority of our voting stock.

PROPOSAL 1

ELECTION OF DIRECTORS

          How many directors are nominated?

          Our charter provides that the number of directors to be elected by the shareholders shall be at least one and not more than 12, as established by the board of directors from time to time.  The number of directors is currently set at eight.  David W. Glenn, Lawrence A. Hough and Robert A. McCabe, Jr. were selected by Lightyear pursuant to Lightyear’s rights under a Securityholders Agreement dated January 20, 2004.  This Securityholders Agreement was amended and restated on October 11, 2006.  Lightyear now has the right to appoint Mr. Glenn as one of our directors. Prior to October 11, 2006, directors who were not nominated by Lightyear were nominated by our sitting directors who were not previously nominated by Lightyear.  After October 11, 2006 we formed a governance / nominating committee which nominates all incoming directors other than the director that Lightyear has the right to appoint.

          Our charter requires that our board of directors be divided into three classes that are as nearly equal in number as possible.  The directors in each class will serve staggered three-year terms or until their successors are elected and qualified.  Class 1 directors will serve until 2009, Class 3 directors will serve until 2008, and Class 2 directors, if re-elected, will serve until 2010 (in each case the length of term being reducible to reflect the schedule of the annual meeting of shareholders).

          What happens if a nominee refuses or is unable to stand for election?

          The board may reduce the number of seats on the board or designate a replacement nominee.  If the board designates a replacement nominee, shares represented by proxy will be voted FOR the replacement nominee.  The board presently has no knowledge that any of the nominees will refuse, or be unable, to serve.

          Must director nominees attend our annual meeting?

          It is our policy that the directors who are up for election at the annual meeting are not required to attend the annual meeting.  None of the directors up for election at the 2006 annual meeting of shareholders attended the 2006 annual meeting of shareholders.

          Who are the board nominees?

          Information regarding each of the nominees is provided below, including name, age, principal occupation during the past five years, the year first elected as a director and the expiration date of such director’s term.  All of the nominees are presently directors.

          The following directors have been nominated to continue in office for a new term or until the election and qualification of their respective successors in office:

Information about Class 2 Director Nominees - Current Term Ending 2007

Name of Nominee	Age	Director Since	Principal Occupation Last Five Years

David W. Glenn	38	January 2004

Mr. Glenn has been managing director since August 2004 and before that served as senior vice president of Lightyear Capital, LLC, an affiliate of The Lightyear Fund, L.P., beginning in 2001.  Before joining Lightyear, Mr. Glenn served for two years as a vice president in the merchant banking group at Greenhill & Co., an investment bank specializing in mergers and acquisitions and corporate restructuring.

Name of Nominee	Age	Director Since	Principal Occupation Last Five Years

G. Lynn Boggs	51	December 2005

Mr. Boggs became our chief executive officer in December 2005 when we merged with Captiva Solutions, LLC, or Captiva, a company of which Mr. Boggs served as chief executive officer.  Before founding Captiva in March 2005, Mr. Boggs served as president and chief operating officer of InterCept, Inc. (a provider of technology products and services for financial institutions) from February 2002 until March 2005.  Before that, Mr. Boggs served as the chief executive officer of Towne Services, Inc. (a provider of services and products that process sales and payment information and related financing transactions for small and mid-sized retail and commercial businesses and banks, which we acquired in 2001) from February 2000 until August 2001.

          Who are the Continuing Directors?

          The following directors will continue in office for the remainder of their respective terms or until the election and qualification of their respective successors in office:

Information About Class 1 Continuing Directors - Current Term Ending 2009

Name of Director	Age	Director Since	Principal Occupation Last Five Years

Lawrence A. Hough	62	February 2006

Since 2005, Mr. Hough has served as president and chief executive officer of Stuart Mill Capital, Inc, a Virginia-based management firm.  From May 2004 until January 2005, when SysXis was acquired by Sabre, Inc., a worldwide leader in electronic network and travel services, Mr. Hough served as chief executive officer of SynXis, a provider of distribution technology services for the hotel industry.  From January 2004 until May 2004, Mr. Hough served as chairman of SynXis’ board of directors.  Mr. Hough served as a member of the board of directors of Navigant from 2001 until 2003.  Mr. Hough served as Vice Chairman and CEO of SatoTravel from 1999-2001 when SatoTravel was acquired by Navigant International Inc.

Robert A. McCabe, Jr.	56	May 2004

Since 2000, Mr. McCabe has served as chairman of the board of directors of Pinnacle Financial Partners, Inc., a bank headquartered in Nashville, Tennessee.  Mr. McCabe served as the vice chairman for First American Corporation until its merger with AmSouth Bank Corporation in 1999.  In addition to his banking experience with First American, Mr. McCabe serves as a director of National Health Investors of Murfreesboro, Tennessee, a nursing home provider.

John D. Schneider	53	February 2006

Mr. Schneider serves as vice chairman of the board of directors and chief executive officer of Bankers’ Bancorp Inc., a bank holding company headquartered in Springfield, Illinois.  He also serves in the following capacities of its subsidiaries: vice chairman of the board of directors and chief executive officer of Independent Bankers Bank; chairman of Bankers Bank Service Corporation; and president, chief executive officer and a director of Bankers Bank Insurance Services, Inc.  Mr. Schneider has served as chief executive officer of each of Bankers’ Bancorp Inc. and Independent Bankers Bank for more than 19 years.  Mr. Schneider is also a director of Sullivan Bancshares, Inc. and First National Bank of Sullivan (Sullivan, Illinois), Community Bank Mortgage Corp. (Chatham, Illinois) and The Trust Company (San Antonio, Texas).

Information about Class 3 Continuing Directors - Current Term Ending 2008

Name of Director	Age	Director Since	Principal Occupation Last Five Years

Bill Mathis	57	February 2007	From May of 2000 to the present, Mr. Mathis has served as Executive Vice President for MasterCard Worldwide, where he is responsible for Business Development.

David B. Ingram	44	August 2001

Mr. Ingram is currently the chairman and president of Ingram Entertainment Inc., a distributor of videos, DVDs and video games, a position he has held since April 1996.  Mr. Ingram is also chairman of DBI Beverage Inc., a company he formed in 2002 that currently holds beer distributorships for Memphis, TN, San Francisco, CA and Sacramento, CA.  Mr. Ingram is also a former board member of Buy.com and Ingram Micro.

Beck A. Taylor	37	April 2007

Dr. Taylor is Dean and Professor of Economics for the School of Business at Samford University. He joined Samford University in August 2005. From August of 1997 to July of 2005, Dr. Taylor was Associate Dean for Research and Faculty Development and W.H. Smith Professor of Economics for the Hankamer School of Business at Baylor University.  Since June of 2000, he has also served as Vice-President of AgriFocus, Inc., a provider of management consulting services.

          Board Independence

          Seven of our current eight directors, i.e., all of the non-management directors, are independent as defined under the National Association of Securities Dealers, Inc. (“NASD”) Rule 4200(a)(15).  In concluding that our non-management directors are independent, our board considered Mr. Glenn’s employment by an affiliate of The Lightyear Fund, L.P, one of our principal shareholders.  Thierry Ho, a former director who resigned in October 2006, was also considered independent.  In evaluating Mr. Ho’s independence, our board considered his employment by an affiliate of The Lightyear Fund, L.P, one of our principal shareholders.  Our non-management directors meet in executive sessions, without management present, on a regular basis.

          Board Committees

          The board of directors has established an audit committee, a compensation committee and a governance / nominating committee.

          Audit Committee.  We have established a separately-designated standing audit committee that is in accordance with Section 3(a)(58)(A) of the Exchange Act (15 U.S.C. 78c(a)(58)(A)).  The audit committee supervises matters relating to the audit function, reviews our quarterly reports, and reviews and approves the annual report of our independent auditors.  The audit committee also has oversight with respect to our financial reporting, including the annual and other reports filed with the SEC and the annual report to the shareholders.  The current members of the audit committee are: Mr. Ingram, Mr. McCabe (Chairman), and Mr. Hough.  The board of directors, in its business judgment, has determined that each of the audit committee members is an independent director both under the NASD general independence rule (Rule 4200(a)(15)) and under NASD Rule 4350(d)(2)(A) regarding heightened independence standards for audit committee members.  The board has determined that Mr. Ingram and

Mr. McCabe qualify as “audit committee financial experts” as described in NASD Rule 4350(d)(2)(A).  There were five meetings of the audit committee during 2006.  On March 16, 2006, the audit committee adopted a written amended and restated charter, which was attached to the proxy statement for the 2006 annual meeting.

          Compensation Committee.  The compensation committee is responsible for: (1) establishing compensation programs for our chief executive officer, executive vice presidents and senior vice presidents that are designed to attract, motivate and retain key senior officers responsible for our success; (2) administering and maintaining those programs in a manner that will benefit the long-term interests of our shareholders and us; (3) determining the salary, bonus, stock option and other compensation of our employees and executive officers; and (4) setting goals and standards for hiring, compensating and retaining employees.  To assist the compensation committee in discharging its responsibilities, the committee has retained an independent consultant, Matthews, Young & Associates, Inc. In its deliberations, the compensation committee meets with the CEO, as appropriate, to discuss compensation priorities for the Company.  The current members of the compensation committee are: Mr. Schneider, Mr. McCabe and Mr. Glenn.  The compensation committee met four times during 2006. The compensation committee has adopted a written charter, which is not available on our website, but is attached to this Proxy Statement as Annex A.

          Governance / Nominating Committee.  Prior to the closing of our secondary public offering in October 2006, the majority of our voting stock was controlled by Lightyear.  Under these circumstances our board determined that it was not appropriate for us to have a committee that selects nominees for the board.  After the closing of our secondary public offering in October 2006, we ceased to be a controlled company, and our board formed a governance / nominating committee.  The governance / nominating committee’s responsibilities include:  (1) identifying individuals qualified to become members of the board of directors and recommending such individuals to the board of directors for election to the board of directors; and (2) developing and recommending to the board of directors corporate governance principles applicable to the Company.  The current members of our governance / nominating committee are Bill Mathis, John Schneider, and David Glenn.  These directors are independent as defined under the National Association of Securities Dealers, Inc. (“NASD”) Rule 4200(a)(15).  The governance / nominating committee has adopted a written charter which is not available on our website, but is attached to this proxy statement as Annex B.

          The governance / nominating committee’s policy provides that any nominee that it recommends for a position on our board must possess high standards of personal and professional integrity, have demonstrated business judgment and possess such other characteristics as the committee deems appropriate to demonstrate that the nominee would be effective, in conjunction with the other directors and nominees for director, in serving the best interests of our shareholders.  The governance / nominating committee’s assessment of existing directors and new director nominees includes issues of diversity, age, contribution to the meetings, the ability to work with other directors and the board’s current needs. The committee may solicit recommendations for director nominees from other directors, our executive officers or any other source that it deems appropriate. To evaluate any potential nominee, the committee typically reviews and evaluates the qualifications of any proposed director and conducts inquiries into his or her background to the extent that the committee deems appropriate under the circumstances.

          The governance / nominating committee will review and evaluate the qualifications of any candidates who have been recommended by our shareholders in compliance with the policies described above. All proposed directors will be evaluated in the same manner, regardless of the source of the initial recommendation.  We have not historically paid a fee to any third party for identifying or evaluating potential nominees, although the governance / nominating committee has the ability to engage such third parties under its charter. The governance / nominating committee met one time in 2006 following its formation in October 2006.

          How often did the board of directors meet during 2006?

          The board of directors met seven times in 2006.

          What is the board’s recommendation with respect to the re-election of the Class 2 Directors?

          The nominees for director who receive the highest number of FOR votes cast (either in person at the annual meeting or by proxy) will be elected.  The board of directors unanimously recommends a vote “FOR” the re-election of each of the Class 2 Directors listed above.

PROPOSAL 2

APPROVAL OF THE SECOND AMENDMENT TO THE GOLDLEAF FINANCIAL SOLUTIONS, INC.
2005 LONG-TERM EQUITY INCENTIVE PLAN

QUESTIONS AND ANSWERS ABOUT THE SECOND AMENDMENT TO THE GOLDLEAF FINANCIAL SOLUTIONS, INC. 2005 LONG-TERM EQUITY INCENTIVE PLAN (THE “SECOND AMENDMENT TO THE 2005 PLAN”)

          What is the purpose of the Second Amendment to the 2005 Plan?

          The Second Amendment to the 2005 Plan will increase the maximum number of shares subject to the 2005 Plan from 1,007,376 to 2,250,000.  The Second Amendment also provides that the maximum number of shares subject to the 2005 Plan may increase on the first day of each fiscal year, beginning with the fiscal year commencing January 1, 2008, by a number of shares such that the maximum number of shares subject to the 2005 Plan will equal 13.2% of the total number of shares of stock outstanding on the last day of the immediately preceding fiscal year, unless our compensation committee decides on a lesser increase.  However, the maximum number of shares subject to the 2005 Plan will never exceed 3,500,000.  Finally, the Second Amendment to the 2005 Plan clarifies that our compensation committee has the right, at its sole discretion, to exchange options outstanding under the 2005 Plan for cash in the event that we have a change in control.

          Why is the company proposing the amendment of the Goldleaf Financial Solutions, Inc. 2005 Long-Term Equity Incentive Plan?

          We believe that it is appropriate to increase the maximum number of shares subject to the 2005 Plan, and to provide for additional increases in future years, given the number of stock options that are currently outstanding under all of the company’s plans, the total amount of shares of common stock that are currently outstanding and the number of shares that the board believes will need to be available in the near future to recruit and retain necessary employees and consultants.  We also believe it is appropriate to clarify our treatment of options upon a change in control of the Company to avoid confusion in the event that a change in control should occur.  We do not currently anticipate that we will experience a change in control.

          Where can I obtain a copy of the proposed Second Amendment to the 2005 Plan and the existing 2005 Plan?

          A copy of the 2005 Plan and the First Amendment to the 2005 Plan is attached to this proxy statement as Annex C.  A copy of the Second Amendment to the 2005 Plan is attached to this proxy statement as Annex D.  Copies of both the 2005 Plan, as amended, and the Second Amendment to the 2005 Plan also may be obtained by writing to Goldleaf Financial Solutions, Inc., 9020 Overlook Boulevard, Brentwood, Tennessee 37027, Attn: Michael Berman, Senior Vice President, Assistant Secretary and General Counsel.  The descriptions of the material terms of the 2005 Plan, as amended, and the Second Amendment to the 2005 Plan contained in this section are qualified in their entirety by reference to the terms of the 2005 Plan, as amended, and the Second Amendment to the 2005 Plan.

          What is the purpose of the 2005 Plan and who is eligible to receive stock options and restricted stock under the 2005 Plan?

          The purpose of the 2005 Plan is to give the company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants and to provide the company and its subsidiaries and affiliates with a stock option and restricted stock plan providing incentives directly linked to the profitability of our businesses and increases in our shareholder value.  All directors, officers, employees and other service providers to the company and its subsidiaries and affiliates are eligible to participate in the 2005 Plan.

          How is the 2005 Plan administered?

          The 2005 Plan is administered by the compensation committee of the board.  The compensation committee is authorized to delegate certain administrative responsibilities to individuals selected by it in its discretion.  The compensation committee will determine the eligible individuals to whom grants will be made and the time or times at which awards will be granted, the number of shares subject to awards to be granted to any eligible individual, the duration of any award cycle, and any other terms and conditions of the grant, in addition to those contained in the 2005 Plan.  Each grant under the 2005 Plan will be confirmed by and subject to the terms of an award agreement.

          How many shares of company stock may be issued under the 2005 Plan?

          The maximum number of shares of common stock that may be delivered to participants and their beneficiaries under the existing 2005 Plan is 1,007,376.  The Second Amendment to the 2005 Plan will increase this number to 2,250,000 shares in 2007, and could ultimately increase this number to up to 3,500,000 over the life of the 2005 Plan.  If any award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of common stock subject to such awards will again be available for distribution in connection with awards under the 2005 Plan.

          What is the current market value of the company stock that could be issued under the 2005 Plan if the Second Amendment is approved?

          The market value of the company common stock that is currently reserved for issuance under the 2005 Plan, based upon a closing price of $6.50 per share on April 1, 2007, was $6,547,944.  The Second Amendment would increase this amount to $8,077,056 in 2007 and could further increase this amount to up to $22,750,000 over the life of the 2005 Plan.

          How are grants made under the 2005 Plan?

          The 2005 Plan authorizes the compensation committee to make grants to individuals with such restrictions and vesting requirements as the compensation committee may designate.  Stock options may be “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code) or nonqualified stock options, as designated by the compensation committee and specified in the option agreement setting forth the terms and provisions of the options.  The term of each stock option will be fixed by the compensation committee but no incentive stock option may be exercised more than 10 years after the date it is granted.  The exercise price per share of common stock purchasable under a stock option will be determined by the compensation committee but, except in the case of stock options granted in lieu of foregone compensation, may not be less than the fair market value of the common stock on the date of grant.

          Except as otherwise provided in the 2005 Plan, stock options will be exercisable at the time or times and subject to the terms and conditions determined by the compensation committee, and the compensation committee may at any time accelerate the exercisability of a stock option.  A participant exercising an option may pay the exercise price in cash or, if approved by the compensation committee, with previously acquired shares of common stock or a combination of cash and stock.  The compensation committee, in its discretion, may allow the cashless exercise of options through the use of a broker-dealer, to the extent permitted by applicable law, or for payment of the exercise price by withholding from the shares issuable upon exercise a number of shares having a fair market value on the date of exercise equal to the aggregate exercise price.

          May stock options, restricted stock and other grants granted under the 2005 Plan be transferred?

          Stock options, restricted stock and other grants granted under the 2005 Plan are nontransferable other than by will or the laws of descent and distribution.  However, in the discretion of the committee, nonqualified stock options may be transferred as expressly permitted by the committee, including to members of the holder’s immediate family.  The transfer may be made directly or indirectly or by means of a trust or partnership or otherwise.  Stock options may be exercised only by the initial holder, any such permitted transferee or a guardian, legal representative or beneficiary.

          What happens to stock options, restricted stock and other grants granted under the 2005 Plan in the event that the company undergoes a change of control?

          Unless provided otherwise by the committee, in the event of a change in control (as defined in the 2005 Plan), any option or stock appreciation right that is not then exercisable and vested will become fully exercisable and vested, any restrictions on shares of restricted stock will lapse, and performance units will be deemed earned and payable in full in cash.

          How is the 2005 Plan amended and terminated?

          The board of directors may at any time amend, alter, or discontinue the 2005 Plan but may not impair the rights of a holder of outstanding stock options or restricted stock without the holder’s consent except for an amendment made to comply with applicable law, stock exchange rules or accounting rules.  No amendment may be made without the approval of the company’s shareholders to the extent such approval is required by applicable law or stock exchange rules.  The compensation committee may amend the terms of any outstanding stock option or restricted stock grant but no such amendment may cause a “qualified performance-based award” to cease to qualify for the Section 162(m) exemption or impair the rights of any holder without the holder’s consent except an amendment made to cause the 2005 Plan or award to comply with applicable law, stock exchange rules or accounting rules.  The compensation committee’s authority to amend any award is subject to the condition that the compensation committee may not cause any such award to cease to qualify as a “qualified performance-based award.”

          In August of 2006, our board adopted the First Amendment to the 2005 Plan.  The First Amendment established a rule that no plan participant could receive awards covering shares in excess of 180,000 shares, and gave the compensation committee discretion to make appropriate adjustments in the event of a corporate transaction such as stock split.

          What are the Federal income tax consequences associated with stock options?

          The following is a summary of the federal income tax rules relevant to participants in the 2005 Plan who receive options, based upon the Internal Revenue Code as currently in effect.  These rules are highly technical and subject to change in the future.  The following summary relates only to the federal income tax treatment of the awards and the state, local and foreign tax consequences may be substantially different.  Stock options granted under the 2005 Plan may be either nonqualified options or incentive options for federal income tax purposes.

          Nonqualified Options.  Generally, the optionee does not recognize any taxable income at the time of grant of a nonqualified option.  Upon the exercise of the nonqualified option the optionee will recognize ordinary income, equal to the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, and will be subject to wage and employment tax withholding.  The company will generally be entitled to a deduction equal to such ordinary income at the time that the employee recognizes such income.  The optionee will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise.  The capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year after the exercise date.  The company will not be entitled to a deduction for any capital gain realized.  Capital losses on the sale of common stock acquired upon an option’s exercise may be used to offset capital gains.

          Incentive Stock Options.  Generally, the optionee will not recognize any taxable income at the time of grant or exercise of an option that qualifies as an incentive option under Section 422 of the Internal Revenue Code.  However, the excess of the stock’s fair market value at the time of exercise over the exercise price will be included in the optionee’s alternative minimum taxable income and thereby may cause the optionee to be subject to an alternative minimum tax.  The optionee will recognize long-term capital gain or loss, measured by the difference between the stock sale price and the exercise price, when the shares are sold.

          In order to qualify for the incentive option tax treatment described in the preceding paragraph, the optionee must be employed by the company continuously from the time of the option’s grant until three months before the option’s exercise and the optionee must not sell the shares until more than one year after the option’s exercise date and more than two years after its grant date.  If the optionee does not satisfy these conditions, the optionee will recognize taxable ordinary income when the optionee sells the shares in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the stock on the exercise date and (ii) the sale price.  If the sale price exceeds the fair market value on the exercise date, the excess will be taxable to the optionee as long-term or short-term capital gain depending on whether the optionee held the stock for more than one year.  Notwithstanding the foregoing, incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market value of stock (determined as of the date of grant) with respect to which the options are first exercisable during any calendar year exceeds $100,000.  The company will not be entitled to any deduction by reason of the grant or exercise of the incentive option or the sale of stock received upon exercise after the required holding periods have been satisfied.  If the optionee does not satisfy the required holding periods before selling the shares and consequently recognizes ordinary income, the company will be allowed a deduction corresponding to the optionee’s ordinary income.

          Withholding Taxes.  Because the amount of ordinary income the optionee recognizes with respect to the receipt or exercise of an award may be treated as compensation that is subject to applicable withholding of federal, state and local income taxes and Social Security taxes, the company may require the optionee to pay the amount required to be withheld by the company before delivering to the individual any shares or other payment to be received under the 2005 Plan.  Arrangements for payment may include deducting the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the individual.

          What consideration will be received by the company in exchange for the options and restricted stock?

          The amount of consideration received in exchange for the options and restricted stock will be determined by the compensation committee, but in most cases options and restricted stock will be given in exchange for services rendered by employees.

          What portion of our outstanding stock options were granted under plans approved by shareholders?

          We currently have stock options outstanding under seven separate stock option plans as follows: the Goldleaf Financial Solutions, Inc. 2005 Long Term Equity Incentive Plan (or the 2005 Plan); the Private Business, Inc. 2004 Equity Incentive Plan (or the 2004 Plan); the Private Business, Inc. 1999 Amended and Restated Stock Option Plan (or the 1999 Plan); the Towne Services, Inc. 1996 Stock Option Plan; the Towne Services, Inc. 1998 Stock Option Plan; the Towne Services, Inc. Director Stock Option Plan; and the Towne Services, Inc. Non-Qualified Stock Option Plan.  We also have options outstanding under individual stock option grants that are not governed by the terms of a stock option plan but that were made pursuant to a single form of option grant (we refer to those grants as the 1994 Plan).  Although options remain outstanding pursuant to each of the Towne Services, Inc. stock option plans, those plans have been terminated and no future stock options will be granted under these plans.  As of December 31, 2006 there were 40,942 stock options issued and outstanding under the Towne Services, Inc. plans, 998,792 stock options issued and outstanding under the 2005 Plan, 82,600 stock options issued and outstanding under the 2004 Plan, 260,113 stock options issued and outstanding under the 1999 Plan, and 43,742 options issued and outstanding under the 1994 Plan.

          The following table provides information about our equity compensation plans in effect as of December 31, 2006, aggregated for two categories of plans, those approved by shareholders and those not approved by shareholders.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (c))

Equity compensation plans approved by security holders	1,426,189	8.65	55,073
Equity compensation plans not approved by security holders	0	0	0

Total	1,426,189	8.65	55,073

          What is the board’s recommendation with respect to the approval of the Second Amendment to the 2005 Plan?

          The board of directors unanimously recommends a vote “FOR” the approval of the Second Amendment to the 2005 Plan.

EXECUTIVE OFFICERS

          Who are our executive officers?

          The following table sets forth certain information concerning the executive officers of the Company as of March 1, 2007.

Name	Age	Positions

G. Lynn Boggs	51	Chief Executive Officer

Henry M. Baroco	63	President and Chief Operating Officer

J. Scott Craighead	35	Chief Financial Officer

Scott R. Meyerhoff	38	Executive Vice President

R. Paul McCulloch	48	Former Executive Vice President and President of the Goldleaf Technologies Division

          G. Lynn Boggs became our chief executive officer in December 2005 when we merged with Captiva Solutions, LLC (“Captiva”), a company which Mr. Boggs served as chief executive officer.  Before founding Captiva in March 2005, Mr. Boggs served as president and chief operating officer of InterCept, Inc. (a provider of technology products and services for financial institutions) from February 2002 until March 2005.  Before that, Mr. Boggs served as the chief executive officer of Towne Services, Inc. (a provider of services and products that process sales and payment information and related financing transactions for small and mid-sized retail and commercial businesses and banks, which we acquired in 2001) from February 2000 until August 2001.

          Henry M. Baroco currently serves as our president and chief operating officer, positions he assumed on December 9, 2005.  From January 31, 2003 to December 9, 2005 Mr. Baroco served as our chief executive officer.  Mr. Baroco was our chief operating officer beginning in 2001 after our merger with Towne Services.  Mr. Baroco served as president, chief operating officer and a director of Towne Services from September 1996 until October 1999, and he served as chief executive officer of Towne Services from October 1999 to February 2000.  Before joining Towne, Mr. Baroco was senior vice president and general manager of the vendor finance division of CIT Industrial Finance, and had also served as senior vice president of sales and marketing for Norwest Equipment Finance.  Mr. Baroco also has more than 19 years of experience with GE Capital, where he last served as national sales manager of its vendor finance business.

          J. Scott Craighead became our chief financial officer in January 2005.  Mr. Craighead originally joined us in July 2002 as our vice president of financial management.  Mr. Craighead served as a senior audit manager with Ernst & Young from March 2002 until July 2002.  Mr. Craighead was employed by Arthur Andersen from December 1992 until March 2002, and was serving as an audit manager upon his departure from Arthur Andersen.

          Scott R. Meyerhoff currently serves as our executive vice president, a position he assumed on December 9, 2005.  Mr. Meyerhoff served as the chief financial officer of Captiva from September 2005 until he joined us.  Mr. Meyerhoff was executive vice president and chief financial officer of Infor Global Solutions, Inc., a global provider of enterprise software solutions, from April 2004 until September 2005 and served as chief financial officer for InterCept, Inc. from January 1998 until March 2004. Prior to joining Intercept, Mr. Meyerhoff was employed by Arthur Andersen beginning in January 1991 and was serving as an audit manager upon his departure from Arthur Andersen.

          R. Paul McCulloch ceased to be our executive vice president and president of the Goldleaf Technologies Division on April 18, 2007.  Mr. McCulloch was originally appointed to that position in January 2006 when we purchased Goldleaf Technologies, Inc., which became our Goldleaf Technologies Division, a company in which Mr. McCulloch served as chief executive officer and president.  Before founding Goldleaf Technologies, Inc. in 1999, Mr. McCulloch served as president of Private Business Insurance beginning in 1995.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

          Compensation Committee:

John D. Schneider, Chair
Robert A. McCabe, Jr.
David W. Glenn

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of the Executive Compensation Program

          Our executive compensation program is designed to achieve the following objectives:

•	attract and retain talented and experienced executives in our industry who are committed to a program of sustained growth for our business;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and shareholders by motivating executives to increase shareholder value;

•	provide a competitive compensation package in which a significant portion of total compensation is determined by company and individual results and the creation of shareholder value; and

•	foster a shared commitment among executives by coordinating company and individual goals.

Our Executive Compensation Program

          Our executive compensation consists of base salary, annual cash bonuses, long-term equity incentive compensation and a broad-based benefits program.  Within this general structure, we made several changes to our compensation program in April of 2007.  These changes are intended primarily to make our program of incentives more formalized and consistent.  These changes did not affect compensation earned by our executives in 2006, but will apply in 2007.  In this Compensation Discussion and Analysis we will describe the elements of our compensation program both as they existed in 2006 and as they have been amended for 2007.

Role of the Compensation Committee

          Our compensation committee is primarily responsible for reviewing, approving and reporting to our board on major compensation and benefits plans, policies and programs of the company; reviewing and evaluating the performance and approving the compensation of senior executive officers; and overseeing management development programs, performance assessment of senior executives and succession planning.  The compensation committee annually evaluates the effectiveness of the executive compensation program in meeting its objectives.

          The compensation committee evaluates compensation with reference to our financial and non-financial performance and relative shareholder return for the prior fiscal year, compensation data of executives of comparable companies in our marketplace, subjective evaluation of each executive’s contribution to our performance and each executive’s experience, responsibilities and management abilities.  The compensation committee annually advises the board on the compensation to be paid to the executive officers and approves the compensation for executive officers.

          The compensation committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist it in the evaluation of director, CEO and executive officer compensation, as appropriate.  The committee has sole authority to approve the consultant’s fees and other retention terms, and to cause us to pay the fees and expenses of such consultants.  The committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors, and to cause us to pay the fees and expenses of such outside advisors.

          The committee did not engage a compensation consultant in determining 2006 compensation, but has retained Matthew, Young & Associates, Inc. (“Matthews Young”) as an independent advisor to assist the committee in determining executive compensation for 2007.  Matthews Young has reviewed senior executive compensation, prepared comprehensive competitive compensation analyses for our named executive officers, and made suggestions regarding the components of compensation, amounts allocated to those components, and the total compensation opportunities for the CEO and the other named executive officers. Matthews Young also provides the compensation committee with information on executive compensation trends and best practices, and advice for potential improvements to the executive compensation program.

Primary Components of the Executive Compensation Program

          The annual compensation package of our named executive officers generally provides for base salaries, annual cash bonuses, and long-term equity based compensation through participation in our 2005 Long-Term Equity Incentive Plan, 2004 Equity Incentive Plan and 1999 Equity Incentive Plan.

          Base Salary.  We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives.  We also believe that attractive base salaries can motivate and reward executives for their overall performance.  Each of the named executive officers has an employment agreement that guarantees a minimum base salary.  The material terms of these employment agreements are described below in the narrative to the Summary Compensation Table and the section entitled “Potential Payments Upon Termination or Change-in-Control.”  Annual base salary increases for executive officers are established with consideration of each executive’s individual performance during the prior year, the overall performance of Goldleaf during the prior year and his or her level of responsibility, prior experience and breadth of knowledge.  Normally our CEO provides input on these increases for other executives, but all final decisions are made by our compensation committee.

          The base salary paid to each named executive officer in 2006 is set forth in the Summary Compensation Table on page 23.  In 2006, our CEO was contractually entitled to $600,000 in guaranteed payments consisting of $400,000 in base salary, $100,000 payable in equal quarterly installments and a $100,000 minimum annual bonus at year-end.  Our compensation committee has approved the following base salaries for our named executive officers in 2007:

Lynn Boggs	$533,000
Henry Baroco	$310,000
Scott Meyerhoff	$240,000
Scott Craighead	$240,000

We believe that the base salaries that we pay to our named executive officers, and particularly to our chief executive officer, are above the median for companies in our business with similar revenues and market capitalization.  In light of the ambitious growth strategy we have asked our management team to implement, our compensation committee felt that it was necessary and appropriate to pay base salaries to top managers that are more typical for a company with our growth strategy.  At the same time, we have reduced the guaranteed payments to our CEO in connection with implementing more formalized bonus and long-term incentive programs.

          Annual Bonus.  To control fixed salary costs and reward annual performance, Goldleaf pays annual cash bonuses to executive officers.  These bonuses historically have been 100% discretionary and were determined with reference to performance relative to financial goals and individual personal performance goals.  The compensation committee, with the assistance of its compensation consultant, has established an incentive plan for 2007 that is more formally and directly tied to the achievement of various performance targets, and is described in detail below under the heading “Cash Incentive Plan for 2007.”

          The compensation committee has traditionally approved the annual bonus award, if any, for each named executive officer.  In approving annual bonus awards, the compensation committee considered, among other factors, Goldleaf’s revenue growth and profitability, the development and expansion of its business, improvement of management structures, CEO recommendations, the executive’s work during the year, his past compensation, his perceived contribution to the company generally, his level of responsibility, and any notable individual achievements or failings in the year in question.  The bonus paid to each named executive officer in 2006 is set forth below in the Summary Compensation Table.

          Long-Term Equity Compensation.  Both our 2005 Long-Term Equity Incentive Plan and our 2004 Equity Incentive Plan permit grants of incentive stock options, non-qualified stock options, and restricted stock grants.  Our 1999 Equity Incentive Plan permits grants of incentive stock options and non-qualified stock options.  Restricted stock grants are granted with such restriction periods as the compensation committee may designate.  Our compensation committee also has the authority to condition vesting of incentive stock options, non-qualified stock options and restricted stock grants upon achievement of performance goals.  We favor equity compensation because it focuses executives on long-term creation of shareholder value and encourages equity ownership in Goldleaf.  We have traditionally chosen to use stock options rather than restricted stock as our primary component in the equity compensation of our named executive officers because stock options derive value exclusively from increases in shareholder value, and therefore make stock price appreciation necessary to the realization of a compensation benefit.  In determining the actual size of stock option awards under the stock option plans, the compensation committee has considered the value of the stock on the date of grant, competitive practices, the executive’s stock holdings, the amount of options previously granted to the executive, individual performance, and Goldleaf’s performance.

          We have not traditionally granted stock options to our executives pursuant to a set formula or regular plan.  Rather, our compensation committee has granted stock options on an ad hoc basis.  In 2006, only Mr. Boggs and Mr. McCulloch received stock options.  The amount and value of these grants is set forth below in the Grants of Plan Based Awards Table.  Our stock options have an exercise price set at the closing price of our stock on the date of grant and expire ten years after the date of grant.  The compensation committee, with the assistance of its compensation consultant, has established more structured long-term incentives for 2007 and future years, which are described below in detail under the heading “Long-Term Incentives for 2007.”

          Other Benefits.  We provide our executive officers with certain benefits, including health and dental coverage, company-paid term life insurance coverage, disability insurance, paid time off and paid holiday programs.  In addition, executive officers are entitled to participate in our 401(k) plan, which is available to all of the company’s employees who meet certain service requirements.  In 2006, we made a $1,000 matching contribution to each named executive officer who participated in the 401(k) plan.  We may make additional discretionary contributions to the plans, although no discretionary contributions have been made since the inception of each of the plans.  We also were contractually obligated to provide certain club memberships and fees for service on our board to our CEO, although we have modified this arrangement in 2007 as described below.  These benefits are quantified below in the Summary Compensation Table and its footnotes.

Severance Arrangements

          We grant change in control and severance arrangements to our executive officers on a case-by-case basis.  Currently, all of our named executive officers have severance provisions in their employment agreements.  These provisions are described in greater detail in the section titled “Potential Payments on Termination or Change in Control.”  The severance arrangements are intended to mitigate some of the risk that our executive officers may bear in working for a developing company such as ours.  We believe that granting these arrangements to certain key employees is an important element in the recruitment and retention of such employees.

Material Tax Implications of the Program

          Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for non-performance based executive compensation in excess of $1 million.  We did not pay any of our executive officers non-performance based compensation in excess of $1 million in the 2006 fiscal year, and it is not anticipated that we will pay any of our executive officers non-performance based compensation in excess of $1 million in the 2007 fiscal year.  Accordingly, we have not adopted a policy in this regard.

          Section 409A of the Internal Revenue Code, which was signed into law in October 2004, amended the tax rules to impose restrictions on funding, distributions and elections to participate in nonqualified deferred compensation arrangements.  While we believe that we are operating in compliance with the statutory provisions relating to Section 409A that are currently effective, the final regulations of the Treasury Department promulgated under Section 409A were only recently made final, and our tax advisors are currently analyzing the effect of these final regulations on our existing compensation arrangements, and it is possible that we will have to make adjustments to our nonqualified deferred compensation arrangements to comply with the rules once they become effective.

Cash Incentive Plan for 2007

          In consultation with its compensation consultants, our compensation committee has adopted an annual incentive plan that will replace discretionary cash bonuses for executives in 2007 (the “Cash Incentive Plan”).  The purpose of the Cash Incentive Plan is to provide cash compensation on an annual basis that is at risk and contingent on the achievement of annual individual, business and strategic objectives.  Our management team continues to implement important strategic changes to our business, and the Cash Incentive Plan will ensure that executive bonuses are tied closely to the success of these changes.  All of our named executive officers will participate in the Cash Incentive Plan.

          Incentive Pool.  The Cash Incentive Plan creates an incentive pool each year, starting with 2007, that is composed of a percentage of our defined internal revenue growth, which is determined in comparison with the previous year and is adjusted for acquisitions.  For 2007 this percentage is 10.7%.  If the company’s revenue does not exceed the revenue for the previous year, no incentive pool will be created and our executives will not receive cash incentive payments.

          Objectives.  If an incentive pool is created, each executive’s share of the pool is determined according to several factors.  First, each executive’s potential share of the pool is determined in advance by the compensation committee.  However, the degree to which an executive receives his potential share is determined by his achievement of four categories of objectives, which are described in the following table.

Objective	Weight

Achievement of Targeted EBITDA	35%
Achievement of Targeted Internal Revenue Growth	35%
Successful Completion of Acquisitions	15%
Non-financial Individual Objectives	15%

          Targets.  The Cash Incentive Plan is structured so that if we achieve our budgeted revenue growth and each of our executives fully meets his objectives, the incentive payment received by each named executive officer will represent the following percentage of his base salary for the current year.

Lynn Boggs	50%
Henry Baroco	40%
Scott Craighead	30%
Scott Meyerhoff	30%

If we exceed our budgeted revenue growth, our named executive officers could receive incentive payments in excess of these percentages, but in no circumstance will an executive receive an annual payment under the Cash Incentive Plan that is greater than 100% of his salary.  In addition, each individual must continue to be an executive as of the end of the fiscal year in order to qualify for the annual payment.

Long-Term Incentives for 2007

          Our compensation committee has decided that in 2007 we will adjust our practice for granting long-term incentives.  Rather than grant equity awards to our executives solely in the form of stock options, we intend to grant equity awards that are composed of a mix of stock options and restricted stock.  We have decided to begin integrating restricted stock grants into our equity awards primarily because they allow us to deliver an equivalent amount of value to our executives with less dilution of our common stock than stock options.  More significantly, we have determined that it is in the best interest of the company to institute a more formalized program to structure long-term incentives on a regular rather than ad hoc basis.

          Starting in 2007, the number of options and restricted stock shares granted to our executives will be determined with reference to their aggregate fair value as a percentage of our total market capitalization.  We intend to make annual grants of stock options and restricted stock under this plan over a three-year period with a fair value of between 0.8% and 1.0% of our total market capitalization per year in each year of this three-year plan.  If we achieve annual internal revenue growth greater than or equal to 20%, we intend to make additional grants of stock options and restricted stock with a fair value equal to 0.2% of our total market capitalization.  We plan to divide our grants of equity compensation to executives equally (as measured on a fair value basis) between stock options and restricted stock.  The stock options and restricted stock will generally vest on each of the first three anniversaries of the date of grant.  The stock options will generally vest over time based upon continued employment without being conditioned on the achievement of any performance criteria, while the restricted stock will vest only if pre-established performance objectives are satisfied.  Consistent with our past practice, grants of stock options are expected to have an exercise price equal to the market price of our common stock on the date of grant and expire ten years after the date of grant.  We anticipate that grants under this plan will be made to named executive officers and other executive officers as determined by the compensation committee.

          How much compensation did we pay our named executive officers during 2006?

          The following table sets forth information concerning total compensation paid or earned during the 2006 fiscal year for the persons who served during 2006 as our chief executive officer and chief financial officer and our other three most highly compensated executive officers, who we will refer to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards[1] ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)		(f)	(i)		(j)

G. Lynn Boggs Chief Executive Officer	2006	400,000	200,000		778,521	63,209	[2]	1, 441,730
Henry M. Baroco President & Chief Operating Officer	2006	275,000	57,000		213,607	34,403	[3]	580,010
J. Scott Craighead Chief Financial Officer	2006	212,500	42,500		221,572	1,589	[4]	478,161
Scott Meyerhoff Executive Vice President	2006	210,000	63,000		320,410	1,480	[5]	594,890
R. Paul McCulloch Former Executive VicePresident, President of Goldleaf Technologies Division	2006	245,833	1,387,600	[6]	710,100	20,503	[7]	2,364,036

[1]

Valuations of option awards are made with the assumptions discussed in Notes 1, 2 and 17 of the company’s annual report of Form 10-K filed with the SEC on March 29, 2007, which assumptions include the acceleration of option vesting as a result of the change in control that occurred upon completion of the company’s secondary offering in October 2006.

[2]

This amount represents $8,007 in club dues, $20,628 in insurance premiums, $1,540 in cell phone/blackberry reimbursement, $1,000 in company 401(k) matching contributions, and $32,000 in director fees.  Beginning in 2007, we will no longer reimburse Mr. Boggs for club dues.  Beginning in 2009, we will no longer pay Mr. Boggs director fees.

[3]

This amount represents $5,587 for a sales award trip, $20,553 in insurance premiums, $6,369 for loan forgiveness, $1,000 in company 401(k) matching contributions, and $894 in cell phone/blackberry reimbursement.

[4]	This amount represents $1,000 in company 401(k) matching contributions and $589 in blackberry reimbursement.
[5]	This amount represents $1,480 for a gift certificate.
[6]	This amount represents an annual bonus of $10,000 and a signing bonus of $1,377,600 that was required to be paid in connection with the company’s acquisition of Goldleaf Technologies, Inc.
[7]	This amount represents $4,061 for a sales award trip, $7,010 in cell phone/blackberry reimbursement, and $9,432 in insurance premiums.

          Is the company a party to any key employment agreements?

          Yes, the company has entered into the following employment agreements with its named executive officers.

          Employment Agreement with Lynn Boggs

          Effective December 9, 2005, we entered into an employment agreement with Mr. Boggs, our chief executive officer.  Mr. Boggs’ agreement provides for an annual base salary of not less than $400,000 and an annual bonus, which will be at least $200,000 in 2006.  The employment agreement has an initial term of two years from December 9, 2005, which term is extended automatically each day for an additional day so that the remaining term will continually be two years, until such time as either party gives notice to fix the term to a finite term of two years, commencing on the date of such written notice.

          Employment Agreement with Henry Baroco

          Effective July 1, 2004, we entered into an employment agreement with Mr. Baroco, our president and chief operating officer.  Mr. Baroco’s agreement provides for an annual base salary of not less than $275,000 and an annual incentive award calculated as a percentage of Mr. Baroco’s base salary based upon our annual pretax net income.  The employment agreement has an initial term from July 1, 2004 until June 30, 2006, subject to automatic annual renewals absent prior notice from either party.

          Employment Agreement with Scott Craighead

          Effective September 15, 2006, we entered into an employment agreement with Mr. Craighead, our executive vice president and chief financial officer.  Mr. Craighead’s agreement provides for an annual base salary of $220,000 and an annual incentive award at the discretion of the board of directors of up to 50% of Mr. Craighead’s base salary.  The employment agreement has an initial term of one year, and is automatically extended for additional one-year terms until either party gives written notice specifying that the term shall continue for only one additional year.

          Employment Agreement with Scott Meyerhoff

          Effective September 15, 2006, we entered into an employment agreement with Mr. Meyerhoff, our executive vice president of finance and strategy.  Mr. Meyerhoff’s agreement provides for an annual base salary of $220,000 and an annual incentive award at the discretion of the board of directors of up to 50% of Mr. Meyerhoff’s base salary.  The employment agreement has an initial term of one year and is automatically extended for additional one-year terms until either party gives written notice specifying that the term shall continue for only one additional year.

          Employment Agreement with Paul McCulloch

          When we closed the acquisition of Goldleaf Technologies, Inc. on January 31, 2006, Paul McCulloch became an executive vice president and the president of our Goldleaf Technologies Division.  His employment agreement has a term of two years, which term is extended automatically each day for an additional day so that the remaining term will continually be two years, until such time as either party gives notice to fix the term to a finite term of two years, commencing on the date of such written notice.  Mr. McCulloch received a signing bonus of $1,500,000, payable in the form of $500,000 in cash and two unsecured promissory notes, one in the original principal amount of $850,000 due June 15, 2006 (which was subsequently amended to provide for payment of $350,000 of the principal and all accrued interest under the note to be paid on June 15, 2006, with the remaining $500,000 under the note to be paid July 15, 2006) and the other in the original principal amount of $150,000 due April 30, 2007.  Both notes bear interest at the prime rate and, except as amended, mature in one balloon payment of principal and all accrued interest on the due date.  The employment agreement provided for a base salary of $250,000 per year and entitled Mr. McCulloch to participate in our executive bonus plan and to participate in all retirement, life and health insurance, disability and other similar benefit plans or programs, provided that he is not required to pay the premiums for those benefits.  On January 23, 2006, as an inducement to him to enter into his employment agreement, we granted Mr. McCulloch options to purchase 180,000 shares of common stock at an exercise price of $6.65 per share, the closing price of our common stock on the previous trading day.  As of April 18, 2007, Mr. McCulloch ceased to be the executive vice president and the president of our Goldleaf Technologies Division.

          What plan based awards did we grant to our named executive officers in 2006 and under what terms?

          The following table describes all stock options granted in 2006 to our named executive officers.

Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)		(k)	(l)

G. Lynn Boggs Chief Executive Officer	11/08/06								75,000	[1]	5.49	223,350
Henry M. Baroco President & Chief Operating Officer
J. Scott Craighead Chief Financial Officer
Scott Meyerhoff Executive Vice President
R. Paul McCulloch Former EVP, President of Goldleaf Technologies Division	01/23/06								180,000	[2]	6.65	710,100

[1]	Grant made in lieu of one-time cash bonus in recognition of executive’s efforts in the company’s secondary offering completed in October 2006.
[2]	Grant made in connection with the company’s acquisition of Goldleaf Technologies, Inc. in January 2006.

          What equity awards are currently held by the named executive officers?

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

G. Lynn Boggs Chief Executive Officer	75,000 155,942 21 91 727	— — — — —	—	5.49 6.60 92.85 213.20 34.40	11/08/2016 10/20/2015 11/15/2009 12/15/2008 2/26/2008	—	—	—	—
Henry M. Baroco President & Chief Operating Officer	31,000 60,000 20,000 36,400 40,000 4,000	— — — — — —	—	6.60 6.60 9.15 2.95 10.35 9.75	10/21/2015 10/20/2015 08/04/2014 5/30/2013 08/09/2011 1/16/2012	—	—	—	—
J. Scott Craighead Chief Financial Officer	40,000 10,000 1,000 2,000	— — — —	—	6.60 10.95 2.95 13.25	10/20/2015 02/17/2015 05/30/2013 07/26/2012	—	—	—	—
Scott Meyerhoff Executive Vice President	90,000	—	—	6.60	10/20/2015	—	—	—	—
R. Paul McCulloch Former EVP, President of Goldleaf Technologies Division	180,000	—	—	6.65	01/23/2016	—	—	—	—

          How much compensation did we pay our directors during 2006?

Director Compensation1

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Robert A. McCabe	57,000	—	—	—	—	—	57,000
John. D. Schneider, Jr.	50,000	—	—	—	—	—	50,000
David W. Glenn	42,000	—	—	—	—	—	42,000
Thierry F. Ho	31,750	—	—	—	—	—	31,750
David B. Ingram	53,000	—	—	—	—	—	53,000
Lawrence A. Hough	40,000	—	—	—	—	—	40,000

          In consideration for their service on the board of directors, directors receive an annual fee of $25,000 or, at the election of the director, 3,000 restricted shares of our common stock.  The $25,000 fee is payable in equal quarterly installments. The restricted share grants, if elected, are granted as of the board of directors meeting corresponding with the annual shareholder meeting and vest 25% on the date of grant and 25% on each of the three subsequent anniversaries so long as the director served as a director for not less than six of the twelve months before such anniversary. These restrictions lapse upon a change of control of the company.   Beginning in 2009, employee directors will no longer receive an annual director’s fee.

          Each non-employee director receives an annual fee of $5,000 for each committee of the board upon which that director serves, payable in full at the board meeting corresponding with the annual shareholder meeting.  The chairman of the board of directors receives a $5,000 fee for serving as chairman, payable in full at the board meeting corresponding with the annual shareholder meeting.  The chairman of the audit committee receives an additional $5,000 fee for serving as chairman, payable in full at the board meeting corresponding with the annual shareholder meeting.  The chairman of the compensation committee receives $2,500 for serving as chairman, payable in full at the board meeting corresponding with the annual shareholder meeting.  Non-employee directors receive $1,000 for each board or committee meeting attended, whether in person or via telephone.  Directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.

[1]	Director fees paid to Mr. Boggs are disclosed in the Summary Compensation Table on page 23.

          What payments would we owe to our named executive officers in the event of a termination or a change in control?

          We grant severance arrangements to our executive officers on a case-by-case basis.  We believe that granting these arrangements to certain key employees is an important element in the retention of such employees. None of our named executive officers have the right to receive payments on a change in control that is not accompanied by a termination.

          G. Lynn Boggs

          Pursuant to an employment agreement dated December 9, 2005, Mr. Boggs may be entitled to the following payments and benefits.

          If we terminate Mr. Boggs’ employment without cause or Mr. Boggs terminates his employment with adequate justification, including following a change of control, then:

•

we must pay Mr. Boggs the sum of twice his then current base salary and twice his then current bonus in a lump sum within fifteen (15) days of the termination.  On December 31, 2006 the amount of this payment would have been $1,200,000;

•

we must provide benefits to Mr. Boggs and his dependents for twenty-four (24) months following termination.  On December 31, 2006, we estimate that the value of these benefits would have been $41,105.36.  This estimate is based on the premiums paid to provide benefits to Mr. Boggs and his family during 2006;

•

all of Mr. Boggs’ outstanding incentive awards and stock options shall vest immediately.  On December 31, 2006 this vesting would have had no value because Mr. Boggs had no unvested options or incentive awards;

•	Mr. Boggs is entitled to a “gross-up” payment if any payment or benefit would be considered a payment of nonqualified deferred compensation or subject to excise tax under the Internal Revenue Code.

          The payments and benefits described above are subject to the following conditions contained in Mr. Boggs’ employment agreement: (1) Mr. Boggs shall not use, disclose or divulge any trade secrets so long as that information constitutes a “trade secret” under applicable law; (2) Mr. Boggs shall not disclose any confidential business information at any time and for one (1) year following the last date of employment; (3) Mr. Boggs shall not disparage us, our officers, directors, employees, or customers; and (4) if Mr. Boggs is terminated for cause, without cause, or if he resigns with adequate justification and provided that we pay one year’s base salary and one year’s bonus within fifteen (15) days of termination as consideration, then for twenty-four (24) months Mr. Boggs may not own or hold a proprietary interest in a competitor or divert, solicit or appropriate for a competitor any person that was our customer or prospective customer of the company or solicit any of our employees or consultants.  The provision of benefits to Mr. Boggs described above would be reduced to the extent that he is subsequently employed by an employer who grants him similar benefits.

          Henry M. Baroco

          Pursuant to an employment agreement dated July 1, 2004 and amended October 21, 2005, Mr. Baroco may be entitled to the following payments and benefits.

          If we terminate Mr. Baroco’s employment without cause or through a constructive discharge, then Mr. Baroco is paid the sum of 150% of his base salary and the average annual incentive award for the prior two years.  We must pay this amount within thirty (30) days in a lump sum.  On December 31, 2006 the amount of this payment would have been $532,000.

          The payments and benefits described above are subject to the following conditions contained in Mr. Baroco’s employment agreement: (1) Mr. Baroco shall not disclose any of our confidential business information at any time and for eighteen (18) months following last date of employment; (2) Mr. Baroco shall not disparage us, our officers, directors, employees, or customers; and (3) Mr. Baroco shall not compete with us, hold a proprietary interest in one of our competitors, or solicit our clients or employees for eighteen (18) months following the last date of his employment.

          Paul McCulloch

          Pursuant to an employment, non-competition and severance agreement dated April 26, 2006, Mr. McCulloch may be entitled to the following payments and benefits.

          If Mr. McCulloch’s employment is terminated by death or disability, all of his unvested stock options shall be deemed fully vested on the date of termination.  On December 31, 2006 this vesting would have no value because Mr. McCulloch had no unvested options.

          If the termination is by us without cause or by Mr. McCulloch for good reason within twelve (12) months of a change in control, then we will pay the amount of his then current base salary for the remainder of the term on the agreement, which would be $500,000 on December 31, 2006, plus we will allow Mr. McCulloch to continue his benefits for no more than two (2) years.  We estimate that the value of continued benefits for Mr. McCulloch would be $12,562.  This estimate is based on the premiums paid to provide benefits to Mr. McCulloch during 2006.

          The payments and benefits described above are subject to the following conditions contained in Mr. McCulloch’s agreement:  (1) Mr. McCulloch shall not disclose any of our confidential business information at any time; and (2) Mr. McCulloch shall not compete with us, hold a proprietary interest in one of our competitors, or solicit our clients or employees two (2) years following the last date of his employment.  Mr. McCulloch ceased to serve as our executive vice president and president of our Goldleaf Technologies Division on April 18, 2007.

          Scott R. Meyerhoff  and J. Scott Craighead

          Pursuant to employment agreements dated September 15, 2006 which are identical with respect to severance provisions, Mr. Meyerhoff and Mr. Craighead may be entitled to the following payments and benefits.

          If the executive’s employment is terminated by death or disability, all of his unvested stock options shall be deemed fully vested on the date of termination.  On December 31, 2006 this vesting would have no value because the executives had no unvested options.

          If the executive’s employment is terminated without cause by us, then the executive is paid 100% of his base salary plus an amount equal to the executive’s bonus for the prior year.  On December 31, 2006 the amount of these payments would have been $220,000 for Mr. Meyerhoff and $220,000 for Mr. Craighead.

           The payments and benefits described above are subject to the following conditions contained in Mr. Meyerhoff’s and Mr. Craighead’s employment agreements: (1) the executives shall not disclose any confidential business information at any time; and (2) the executives shall not compete with us, hold a proprietary interest in one of our competitors, or solicit our clients or employees for twelve (12) months following the last date of their employment.

          The predictions that we have made in this section regarding the value of the severance arrangements of our named executive officers are based on hypothetical circumstances.  Actual payments made pursuant to these arrangements could differ materially from these predictions.

          Code of Ethics for Executive Officers

          We have a code of ethics for our executive officers, a copy of which can be provided to any person without charge, upon written request.  Any such request should be addressed to: Goldleaf Financial Solutions, Inc., 9020 Overlook Blvd., Suite 300, Brentwood, TN, 37027, Attention: Investor Relations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Our compensation committee is currently composed of John D. Schneider (Chair), Robert A. McCabe, Jr. and David W. Glenn.  None of our executive officers serve as a member of the compensation committee or as a director of any other entity whose executive officer(s) serves as a member of our board or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Lightyear

          David Glenn, one of our directors, and Thierry Ho, one of our directors until his resignation in October of 2006, are executive officers of Lightyear Capital, LLC, a private equity investment firm providing buyout and growth capital to companies in the financial services industry.  Based in New York, Lightyear Capital manages approximately $2 billion in assets with investments across the financial services spectrum.  Lightyear Capital is an affiliate of The Lightyear Fund, L.P., a $750 million private equity fund that is a member of Lightyear PBI Holdings, LLC, or Lightyear.  On April 1, 2006, Lightyear owned 21,012.5 shares of Series A preferred stock and 10,000 shares of Series C preferred stock.  On April 1, 2006, we declared a payment-in-kind dividend, or PIK dividend, in lieu of a cash dividend on our Series A preferred stock, increasing the outstanding number of shares of Series A preferred stock as explained below.  Effective July 1, 2006, we declared a PIK dividend in lieu of a cash dividend on our Series A preferred stock and our Series C preferred stock, increasing the outstanding number of shares of Series A preferred stock and Series C preferred stock as explained below.  Effective October 11, 2006, we accomplished a redemption and recapitalization following which Lightyear retained none of our preferred stock but received 14.9% of our common stock as calculated on a fully diluted basis.

          On January 23, 2006, we entered into an amended and restated credit agreement with Bank of America, which, as subsequently amended, provided for a total of $25.0 million, had a two-year term and was secured by a pledge of all of our assets.  In connection with the credit facility:

•

The Lightyear Fund, L.P. guaranteed a $6.0 million term loan included in the facility that originally was to mature on July 23, 2006 and has been amended to mature on January 31, 2007, and we agreed to pay The Lightyear Fund, L.P. a fee of $45,000 and to reimburse The Lightyear Fund, L.P. for up to $50,000 of its expenses in connection with this guaranty;

•	Lightyear exchanged its senior subordinated $10.0 million note for 10,000 shares of our Series C preferred stock; and

•	we amended and restated the warrants that we issued in December 2005 in connection with the Lightyear note.

          The shares of Series C preferred stock issued to Lightyear had a mandatory redemption date of December 9, 2010 at a redemption price of $10.0 million, and they had a 10% annual dividend rate that increased to 12% on June 9, 2007.  The shares of Series C preferred stock had very limited voting rights.

          The amended and restated warrant agreement and warrants gave Lightyear the right to purchase, at the exercise price of $6.60 per share, subject to adjustment:

•	up to 378,788 shares of common stock at any time through January 20, 2014; and

•	beginning on June 9, 2007, up to an additional 378,787 shares of common stock at any time through January 20, 2014.

          The amended and restated warrant agreement and warrants also provided that Lightyear could pay the exercise price:

•	in cash or by wire transfer;

•	by the surrender of shares of common stock that would otherwise be issuable upon exercise of the warrant that have a market price equal to the aggregate exercise price; or

•	through a redemption of shares of Series C preferred stock having a liquidation value equal to the aggregate exercise price.

          On January 23, 2006, Lightyear agreed to accept PIK dividends consisting of preferred stock, and warrants, in lieu of cash dividends on (a) the Series A preferred stock through January 1, 2007 and (b) the Series C preferred stock through January 1, 2008.  Accordingly, on April 1, 2006, we issued:

•	an additional 500 shares of Series A preferred stock to Lightyear in lieu of $500,000 in cash dividends that became due on January 1, 2006 on the Series A preferred stock;

•	an additional 512.5 shares of Series A preferred stock to Lightyear in lieu of $512,500 in cash dividends that became due on April 1, 2006 on the Series A preferred stock; and

•	warrants to Lightyear that give Lightyear the right to purchase 153,409 shares of our common stock at an exercise price of $6.60 per share.

          Furthermore, effective July 1, 2006, we issued:

•	an additional 525.3125 shares of Series A preferred stock to Lightyear in lieu of $525,312.50 in cash dividends that became due on July 1, 2006 on the Series A preferred stock;

•	an additional 667.3973 shares of Series C preferred stock to Lightyear in lieu of $556,164.40 in cash dividends that became due on July 1, 2006 on the Series C preferred stock; and

•	warrants to Lightyear that gave Lightyear the right to purchase 79,593 shares of our common stock at an exercise price of $6.60 per share.

          At the closing of our secondary offering on October 11, 2006, we used approximately $31.5 million of the net proceeds of the offering (plus $3.0 million we borrowed under our credit facility) to purchase and retire all of the outstanding shares of our Series A preferred stock and Series C preferred stock from Lightyear and to purchase and cancel a portion of common stock warrants that we issued to Lightyear as described below.  We also issued shares of our common stock to Lightyear in exchange for a portion of other common stock warrants we issued to Lightyear in January 2004 and April 2006 in connection with the Series A preferred stock.  The precise number of shares of common stock we issued to Lightyear was equal to 14.9% of the fully-diluted shares of our common stock outstanding after the closing of the offering.  We refer to these transactions with Lightyear and other related matters described below as the Lightyear recapitalization.

          Redemption of Series A Preferred Stock and Series C Preferred Stock.  Lightyear surrendered to us for cancellation all of its Series A preferred stock and Series C preferred stock.  In exchange, we paid Lightyear a purchase price equal to the liquidation preference of those shares, including accrued but unpaid dividends, which was approximately $33.2 million.

          Recapitalization of Warrants Related to Series A Preferred Stock. In the recapitalization, Lightyear surrendered to us for cancellation:

•	the warrant we issued to Lightyear in January 2004, which entitled Lightyear to purchase 3,200,000 shares of our common stock at an exercise price of $6.25 per share;

•	the PIK warrants we issued to Lightyear in April 2006, which entitled Lightyear to purchase 153,409 shares of our common stock at an exercise price of $6.60; and

•	the PIK warrants we issued to Lightyear in July 2006, which entitled Lightyear to purchase 79,592 shares of our common stock at an exercise price of $6.60.

To recapitalize these warrants, we issued that number of shares of our common stock equal to 14.9% of the fully diluted common stock on October 11, 2006.

          Redemption of January 2006 Warrant. Lightyear surrendered to us for cancellation a warrant we issued to Lightyear in January 2006, which entitled Lightyear to purchase 378,788 shares of our common stock at an exercise price of $6.60 per share.  In exchange, we paid Lightyear $1.2 million.

          Termination of Remaining Warrant According to its Terms. Lightyear surrendered to us for cancellation a warrant we issued to Lightyear in January 2006, in connection with the issuance of the Series C preferred stock, to purchase 378,787 shares of our common stock at an exercise price of $6.60 per share that would have become exercisable on June 9, 2007.

          Registration Rights.  Lightyear will be entitled to a single piggyback registration right during the 18 months following the closing of the Lightyear recapitalization. After that time, Lightyear will have a one-time demand and unlimited piggyback registration rights.

          Termination of Prior Agreements.  At the closing of the offering, all obligations and agreements between Lightyear and us were terminated, excluding the obligations associated with the Lightyear recapitalization.

          Expenses of Lightyear.  We agreed to pay the legal fees of Lightyear associated with the Lightyear recapitalization. Those fees amounted to $200,000 in total.

Transaction with Goldleaf Technologies, Inc.

          Paul McCulloch, one of our named executive officers who ceased to serve as our executive vice president and president of our Goldleaf Technologies Division on April 18, 2007, was a shareholder of Goldleaf Technologies, Inc. when we acquired it on January 31, 2006 for total cash consideration of $16.8 million and shares of our common stock valued at $350,000.  At that time, Mr. McCulloch became an executive vice president and the president of our Goldleaf Technologies Division.  In addition to the compensation arrangements entered into in connection with our acquisition of Goldleaf Technologies, Inc. described above in the Compensation Discussion and Analysis, in his capacity as a Goldleaf Technologies, Inc. shareholder, Mr. McCulloch received $155,596 in cash purchase price at closing, and his individual retirement account received $154,043 in cash purchase price and 23,699 shares of our common stock at closing.

Services Provided to Pinnacle Financial Partners, Inc.

          Robert A. McCabe, Jr., one of our directors, also serves as chairman of the board of directors of Pinnacle Financial Partners, Inc., a bank headquartered in Nashville, Tennessee.  Our Goldleaf Technologies Division provides ACH and remote capture processing services to Pinnacle.  During fiscal year 2006, we billed $137,963 for our provision of ACH and remote capture processing services to Pinnacle.

COMPANY POLICY REGARDING RELATED PARTY TRANSACTIONS

           Goldleaf has a policy that any transactions between Goldleaf and its officers, directors and affiliates will be on terms as favorable to Goldleaf as can be obtained from unaffiliated third parties.  Such transactions with such persons will be subject to approval by a majority of our outside directors or will be consistent with policies approved by such outside directors.

AUDIT COMMITTEE REPORT

          The audit committee provides assistance to the board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of Goldleaf.  Among other things, the audit committee reviews and discusses with management and with Goldleaf’s independent registered public accounting firm the results of the year-end audit of Goldleaf, including the audit report and audited financial statements.  The board of directors, in its business judgment, has determined that all members of the audit committee are “independent” directors and are qualified to serve on the audit committee pursuant to Rules 4200(a)(15) and 4350(d) of the NASD’s listing standards.  The audit committee has adopted a written amended and restated charter, which is not available on our website, but was attached to the Proxy Statement for the 2006 annual meeting of shareholders.

          As set forth in the audit committee charter, management of the Company is responsible for the preparation, presentation and integrity of our controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with United States generally accepted accounting principles.

          In connection with its review of Goldleaf’s audited financial statements for the fiscal year ended December 31, 2006, the audit committee reviewed and discussed the audited financial statements with management and the independent registered public accounting firm, and discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as currently in effect.  In addition, the audit committee received the written disclosures and the letter from Grant Thornton LLP (“Grant Thornton”) required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and discussed with Grant Thornton their independence from Goldleaf.  The audit committee has determined that the provision of non-audit services rendered by Grant Thornton to Goldleaf is compatible with maintaining the independence of Grant Thornton from Goldleaf, but the audit committee will periodically review the non-audit services rendered by Grant Thornton.

          Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm.  Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with United States generally accepted auditing standards, that the financial statements are presented in accordance with United States generally accepted accounting principles or that our independent registered public accounting firm is in fact “independent.”

          Based on the review and discussions referred to above and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to Goldleaf’s board of directors that the audited financial statements be included in Goldleaf’s annual report on Form 10-K for its fiscal year ended December 31, 2006, for filing with the SEC.

          Audit Committee:

Robert A. McCabe, Jr., Chair
David B. Ingram
Lawrence A. Hough

The above audit committee report is not deemed to be part of a document filed with the SEC pursuant to the Securities Act or the Securities Exchange Act and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act, without our express written consent.  The above audit committee report is not to be regarded as proxy soliciting material.

INDEPENDENT AUDITORS

          Who is our principal independent registered public accounting firm?

          Grant Thornton served as our independent registered public accounting firm for the year ending December 31, 2006.  As reported on April 20, 2007 on a current report on Form 8-K filed with the SEC, on April 19, 2007 Ernst & Young LLP (“E&Y”) was appointed to serve as our independent registered public accounting firm for the year ended December 31, 2007 and, on April 18, 2007, Grant Thornton was dismissed as our independent registered public accounting firm.  The decision to change independent registered public accounting firms was made by our audit committee.  Representatives from E&Y are expected to be present at the annual meeting, and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

          During the two most recent fiscal years and any subsequent interim period preceding the appointment of E&Y, we did not consult E&Y with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or regarding any other matters or reportable events described under Item 304(a)(2) of Regulation S-K, except that E&Y performed audit procedures from January 1, 2005 through March 18, 2005 in connection with E&Y’s audit of the Company’s financial statements as of and for the fiscal year ended December 31, 2004.  These audit procedures included consultations with the Company on the application of accounting principles to transactions that might have impacted the Company’s 2004 consolidated financial statements and the type of audit opinion that E&Y expected to issue in connection with E&Y’s audit of the Company’s consolidated financial statements.  During the two most recent fiscal years and any subsequent interim period preceding the dismissal of Grant Thornton, there were no disagreements between Grant Thornton and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure within the meaning of Item 404(a)(1)(iv) of Regulation S-K.  As reported in our annual report on Form 10-K for the period ended December 31, 2006, in connection with the completion of its audit of our financial statements for the year ended December 31, 2006, Grant Thornton determined, and we concurred, that we did not have sufficient accounting resources to ensure the appropriate identification and accounting for certain non-routine transactions in a timely manner, and that this constituted a material weakness in our internal controls.  We believe that our rapid growth through acquisitions in 2006, the number of non-routine transactions undertaken in 2006, and the increased complexity of our business contributed to the creation of this material weakness by placing additional burdens on our accounting resources.  We have taken steps that we believe will mitigate the material weakness by hiring an accounting reporting manager that has experience with reporting company accounting matters and disclosure obligations.  We are also more formally utilizing Scott Meyerhoff, our executive vice president who previously served as the chief financial officer for a reporting company, as an additional resource in accounting for non-routine transactions.  We believe that this staffing addition and our increased and more formalized utilization of Mr. Meyerhoff will mitigate the material weakness discussed above.  Our audit committee discussed this material weakness with Grant Thornton, and we have authorized Grant Thornton to respond fully to the inquiries of E&Y with respect to the material weakness.  Other than this material weakness, during the two most recent fiscal years and any subsequent interim period preceding the dismissal of Grant Thornton there have been no reportable events of the type listed in Item 304(a)(1)(v) of Regulation S-K.

          The audit reports of Grant Thornton on the consolidated financial statements of the Company and subsidiaries for the two most recent fiscal years and any subsequent interim period preceding the dismissal of Grant Thornton did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.  We have provided Grant Thornton with a copy of the foregoing disclosures.

          Fees to Independent Auditors

          For the fiscal years ended December 31, 2006 and December 31, 2005, the total fees and expenses billed to the Company by Grant Thornton were approximately $996,723 and $267,850, respectively as follows:

          Audit Fees.  For the services rendered by Grant Thornton, LLP for the audit of our annual financial statements for the fiscal year ended December 31, 2006, and the reviews of the financial statements included in our Forms 10-Q for that fiscal year, Grant Thornton billed us aggregate fees of approximately $252,000 and expenses of approximately $43,000.  For professional services rendered by Grant Thornton for the audit of our annual financial statements for the fiscal year ended December 31, 2005, and the reviews of the financial statements included in our Forms 10-Q for that fiscal year, Grant Thornton billed us aggregate fees of approximately $198,000 and expenses of approximately $40,000.  For professional services rendered by Grant Thornton during the fiscal year ended December 31, 2006, for services rendered related to the Company’s secondary offering, Grant Thornton billed us $253,188 and expenses of $17,565.

          Audit-Related Fees.  For professional services rendered by Grant Thornton during the fiscal year ended December 31, 2005 and during the fiscal year ended December 31, 2006, for due diligence related services performed in the first quarter of 2006 associated with our due diligence of Goldleaf Technologies, Inc., and in the fourth quarter of 2005 associated with our due diligence of Captiva Solutions, LLC and review of our October 2005 proxy statement, Grant Thornton billed us $25,000 and $40,000 respectively.  Expenses billed were $4,850 and $3,670, respectively.  Also during 2006, Grant Thornton billed us approximately $317,300 in fees and approximately $70,000 in expenses related to the acquisition audits of KVI Capital and Goldleaf Technologies.

          All Other Fees.  For the fiscal years ended December 31, 2006 and December 31, 2005, Grant Thornton did not provide any other products or services to us.

PRE-APPROVAL POLICIES AND PROCEDURES

          All audit and non-audit services provided by our principal independent auditor are required to be pre-approved by the audit committee.  In accordance with the charter of our audit committee and consistent with the policies of the SEC, all auditing services and all non-audit services to be provided to or for us by any independent auditor must be pre-approved by the audit committee.  In assessing requests for services by the independent auditor, the audit committee considers whether such services are consistent with the auditor’s independence, whether the independent auditor is likely to provide the most effective and efficient service based upon their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality.  All of the audit and non-audit services provided by Grant Thornton in fiscal years 2006 and 2005 were authorized and approved by the audit committee in compliance with these pre-approval policies and procedures.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of the registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Such executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  The SEC requires public companies to disclose in their proxy statements whether persons required to make such filings missed or made late filings.  Based on a review of forms filed by its reporting persons during the last fiscal year, the Company believes that they complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 except for Lawrence A. Hough and John D. Schneider, Jr. who each failed to make reports in a timely fashion.  The Initial Statement of Beneficial Ownership of Securities was filed late for Mr. Hough, and this report has now been filed.  A Statement of Changes in Beneficial Ownership of Securities was filed late for Mr. Schneider, and this report has now been filed.

MISCELLANEOUS

          It is important that proxies be returned promptly to avoid unnecessary expense.  Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

Annex A

GOLDLEAF FINANCIAL SOLUTIONS, INC.

COMPENSATION COMMITTEE CHARTER

Committee’s Purpose

The purposes of the Compensation Committee of the Board of Directors are: (a) to establish and maintain a competitive, fair and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company and to attract necessary additions to the staff with appropriate qualifications; (b) to discharge the Board of Directors’ responsibilities for compensating the Company’s executives; (c) to oversee the competency and qualifications of senior management of the Company, provision for senior management succession, the soundness of the organization structure and other related matters necessary to insure the effective management of the business; (d) to produce an annual report on executive compensation for inclusion in the Company’s proxy statement; (e) to review and discuss with the Company’s management the Compensation Discussion and Analysis to be included in the Company’s proxy statement; (f) to carry out its responsibilities under the terms of the Company’s benefit plans; and (g) to act on specific matters within delegated authority.

Committee Membership

The Compensation Committee shall be composed entirely of not less than three non-employee, independent members of the Board of Directors.  All members of the Committee shall meet the “independence” requirements of the Nasdaq Stock Market and any applicable laws, rules and regulations.

The Board, by resolution of a majority of the non-employee directors, shall appoint (and may remove at any time) the members of the Committee.  Each member of the Committee shall be literate in compensation-related matters.  Such literacy shall be determined by the Board of Directors in its business judgment.

Committee Chairman

The Board of Directors, by resolution of a majority of the non-employee directors, shall designate one member of the Committee to act as the Chairman of the Committee.  The Committee member so designated shall: (a) chair all meetings of the Committee; (b) coordinate the evaluation of the performance of the Chief Executive Officer (“CEO”); and (c) perform such other activities as from time to time are requested by the other Committee members or as circumstances indicate.

Committee’s Duties and Responsibilities

1.

The Committee shall produce an annual report on executive compensation for inclusion in the Company’s proxy statement and shall review and discuss with the Company’s management the Compensation Discussion and Analysis to be included in the Company’s proxy statement.

2.

The Committee shall assess the Company’s financial and non financial performance against the background of the factors and principles outlined by the Committee, evaluate the CEO in light of this performance, and set the CEO’s compensation level based on this evaluation.

3.

The Committee shall review and provide oversight of the Company’s compensation philosophy and composition of the peer company community used for market comparison, and shall approve the establishment of competitive targets versus the peer community and all equity-based plans requiring shareholder approval.

4.

The Committee shall review eligibility criteria and award guidelines for corporate-wide compensation programs in which management level employees participate, including bonuses, stock compensation and stock options.

5.	The Committee will review the design and management of the various perquisite, pension, savings, health and welfare plans that cover the Company’s employees.
6.	The Committee will review the performance of the trusts in which benefit assets are invested.
7.	The Committee shall make regular reports to the Board of Directors.

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8.	The Committee shall review and approve any recommended compensation actions for the Company’s executive officers, including base salary, annual incentive bonus and stock option awards.
9.	The Committee may form and delegate authority to subcommittees when appropriate.
10.

The Committee shall review verification from the Company’s independent auditors that compensation awards to members of the Company’s executive officers, including the CEO, comply with all requirements of the Company’s equity incentive plans.

11.

The Committee shall determine and/or approve awards to employees of stock options or other equity incentives pursuant to any of the Company’s equity incentive plans and to exercise such other power and authority as may be permitted or required under such equity incentive plans.  At the Committee’s discretion, the approval of stock option awards to employees, other than to the Company’s executive officers, may be delegated to the Company’s executive officers.

12.	The Committee shall from time to time review and approve compensation (fees and equity) for the non-employee members of the Board of Directors.
13.

The Committee shall have the responsibility to comply with applicable requirements as established by the Securities and Exchange Commission, the Nasdaq Stock Market or other governing regulatory authority regarding compensation consultants used to assist in the evaluation of the CEO, other executive officers or non-employee members of the Board of Directors.

14.

The Committee shall have the authority and appropriate funds to obtain advice and assistance from internal or external legal, accounting or other advisors. The Committee shall have authority to retain and terminate any compensation consultant retained to assist in the evaluation of director, CEO or executive officer compensation, including the authority to approve fees and other retention terms.

15.	The Committee shall conduct an annual evaluation of its performance in fulfilling its duties and responsibilities under this Charter.
16.	The Committee shall, on an annual basis, review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

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Annex B

GOLDLEAF FINANCIAL SOLUTIONS, INC.

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

Role

The Governance and Nominating Committee’s role is to determine the slate of director nominees for election to the Company’s Board of Directors, to identify and recommend candidates to fill vacancies occurring between annual shareholder meetings, to review, evaluate and recommend changes to the Company’s Corporate Governance Guidelines, and to review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders.

Membership

The membership of the Committee consists of at least two directors, each of whom shall meet the independence requirements established by the Board and applicable laws, regulations and listing requirements. The Board appoints the members of the Committee and the chairperson. The Board may remove any member from the Committee at any time with or without cause.

Operations

The Committee meets at least once a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent.  The Committee is governed by the same rules regarding meetings, action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.  The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws or Charter of the Company, or (c) the laws of the state of Tennessee.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate outside counsel, any search firm used to identify director candidates, or other experts or consultants, as it deems appropriate, including sole authority to approve the firms’ fees and other retention terms. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

B-1

Responsibilities

Subject to the provisions of the Corporate Governance Guidelines, the principal responsibilities and functions of the Governance and Nominating Committee are as follows:

          1.          Annually evaluate and report to the Board on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interests of the Company’s shareholders.

          2.          Annually present to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of shareholders, and for appointment to the committees of the Board (including this Committee).

          3.          Before recommending an incumbent, replacement or additional director, review his or her qualifications, including capability, availability to serve, conflicts of interest, and other relevant factors.

          4.          Assist in identifying, interviewing and recruiting candidates for the Board.

          5.          Annually review the composition of each committee and present recommendations for committee memberships to the Board as needed.

          6.          Periodically review the compensation paid to non-employee directors for annual retainers (including Board and committee Chairs) and meeting fees, if any, and make recommendations to the Board for any adjustments.  No member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as such.

          7.          Develop and periodically review and recommend to the Board appropriate revisions to the Company’s Corporate Governance Guidelines.

          8.          Monitor compliance with the Corporate Governance Guidelines.

          9.          Regularly review and make recommendations about changes to the charter of the Governance and Nominating Committee.

          10.        Regularly review and make recommendations about changes to the charters of other Board committees after consultation with the respective committee chairs.

          11.        Obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations.

          12.        Assist the Chairman of the Board, if the Chairman is a non-management director, or otherwise the Chairman of the Committee acting as lead independent director, in leading the Board’s annual review of the Chief Executive Officer’s performance.

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Annex C

PRIVATE BUSINESS, INC.

2005 LONG-TERM EQUITY INCENTIVE PLAN

TABLE OF CONTENTS

SECTION 1. GENERAL		1
1.1	Purpose	1
1.2	Participation	1

SECTION 2. DEFINED TERMS		1
2.1	Award	1
2.2	Award Agreement	1
2.3	Base Value	1
2.4	Board	1
2.5	Change in Control	1
2.6	Committee	2
2.7	Code	2
2.8	Company	2
2.9	Detrimental Activity	2
2.10	Effective Date	3
2.11	Eligible Employee	3
2.12	Exercise Price	3
2.13	Fair Market Value	3
2.14	Incentive Stock Option or ISO	3
2.15	Non-Qualified Stock Option or NQO	3
2.16	Option	4
2.17	Participant	4
2.18	Performance Share	4
2.19	Performance Unit	4
2.20	Person	4
2.21	Plan	4
2.22	Regulations	4
2.23	Restricted Stock	4
2.24	Restricted Stock Unit	4
2.25	Shareholders	4
2.26	Stock Appreciation Right or SAR	4
2.27	Stock	4
2.28	Subsidiary or Subsidiaries	4
2.29	Ten Percent Shareholder	4

SECTION 3. OPTIONS		5
3.1	Grant of Options	5
3.2	Exercise Price	5
3.3	Exercise	5
3.4	Payment of Option Exercise Price	5

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SECTION 4. OTHER AWARDS		5
4.1	Restricted Stock	5
4.2	Stock Appreciation Rights	5
4.3	Grant of Other Awards	5

SECTION 5. OPERATION AND ADMINISTRATION		6
5.1	Effective Date	6
5.2	Shares Subject to Plan	6
5.3	General Restrictions	6
5.4	Tax Withholding	7
5.5	Grant and Use of Awards	7
5.6	Transferability	7
5.7	Form and Time of Elections	7
5.8	Agreement With Company	7
5.9	Action by Company or Subsidiary	7
5.10	Gender and Number	8
5.11	Limitation of Implied Rights	8
5.12	Evidence	8
5.13	Applicable Law	8

SECTION 6. CHANGE IN CONTROL		8

SECTION 7. COMMITTEE		8
7.1	Administration	8
7.2	Powers of Committee	8
7.3	Information to be Furnished to Committee	9

SECTION 8. AMENDMENT AND TERMINATION		9

SECTION 9. CANCELLATION AND RESCISSION OF AWARDS		9
9.1	Effect of Detrimental Activity on Incentive	9
9.2	Certificates of Compliance and Rescission upon Detrimental Activity	9

C-ii

PRIVATE BUSINESS, INC.

2005 LONG-TERM EQUITY INCENTIVE PLAN

SECTION 1.   GENERAL

          1.1          Purpose.  The PRIVATE BUSINESS, INC. 2005 LONG-TERM EQUITY INCENTIVE PLAN (“Plan”) has been established by PRIVATE BUSINESS, INC. (the “Company”) to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate persons eligible to participate in the Plan, by means of appropriate incentives, to achieve long range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify the interests of persons eligible to participate in the Plan with those of the Company’s other Shareholders by offering compensation that is based on the Company’s common stock or contingent o n attaining certain performance goals and thereby promoting the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term Shareholder return.

          1.2          Participation.  Subject to the terms and conditions of the Plan, the Committee shall designate, from time to time, from among the Eligible Employees, those persons who will be granted one or more Awards under the Plan and who will thereby become “Participants” in the Plan.

SECTION 2.   DEFINED TERMS

          Capitalized words and phrases contained herein shall have the following meanings:

          2.1          Award.  The term “Award” shall mean any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Unit, or Performance Share granted under the Plan.

          2.2          Award Agreement.  The term “Award Agreement” shall mean any agreement executed by the Company pursuant to Subsection 5.8.

          2.3          Base Value.  The term “Base Value” shall mean the amount used to determine the value of Stock Appreciation Right granted hereunder which, unless otherwise determined by the Committee, shall equal the Fair Market Value of one share of Stock on the date a Stock Appreciation Right is granted.

          2.4          Board.  The term “Board” shall mean the Board of Directors of the Company.

          2.5          Change in Control.  Unless otherwise determined by the Committee and set forth in an applicable Award Agreement, the term “Change in Control” shall mean and shall be deemed to have occurred upon the first to occur of the following:

              (i)          The date that any one person, or more than one Person acting as a group, acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of Company; provided, however, if any one Person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not cause a Change in Control of the Company.

              (ii)         On the date that a majority of members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

              (iii)        On the date that any one Person, or more than one Person acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets, directly or indirectly, from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets owned, directly or indirectly, by the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets owned directly or indirectly by the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred under this Paragraph (iii) when there is a transfer to an entity that is controlled by the Shareholders immediately after the transfer.  A transfer of assets by Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a Shareholder (immediately before the asset transfer) in exchange for or with respect to its stock in the Company, (b) an entity, fifty percent (50%) or more of the total voting power of which is owned, directly or indirectly, by the Company, (c) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total voting power of all the outstanding stock of the corporation, or (d) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (d) of this Paragraph.

This definition of “Change in Control” is intended to be consistent with the phrase “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” as used in Section 409A(a)(2)(A)(v) of the Code and the Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent with such intent.  Notwithstanding the foregoing, the ownership or acquisition by Lightyear PBI Holdings, LLC, The Lightyear Fund, L.P., or any of their affiliates, of greater than fifty percent (50%) or more of the total voting power of the stock of the Company shall not constitute a “Change in Control”.

          2.6          Committee.  The “Committee” shall mean the committee selected by the Board to administer the Plan pursuant to Section 7The Committee shall at all times consist of two or more persons, each of whom is a “non-employee director” within the meaning of 16b-3(b)(3) of the Exchange Act of 1934, as amended, and each of whom is an “outside director” within the meaning of Section 162(m) of the Code and the Regulations promulgated thereunder.  If the Committee does not exist, the Board shall be considered the Committee and may take any action under the Plan that would otherwise be the responsibility of the Committee.

          2.7          Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended.  A reference to any provision of the Code shall include reference to any successor provision of the Code.

          2.8          Company.  The “Company” shall mean Private Business, Inc., a Tennessee corporation.

          2.9          Detrimental Activity.  The term “Detrimental Activity” shall mean any of the following:

              (a)          the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company;

              (b)          the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material, relating to the business of the Company, acquired by the Participant either during or after employment with the Company;

              (c)          the failure or refusal to disclose promptly and to assign to the Company, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries;

(d) any activity that results in termination of the Participant’s employment for cause;

(e) a violation of any rules, policies, procedures or guidelines of the Company;

              (f)          any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company;

(g) the Participant being convicted of, or entering a guilty plea with respect to, a felony or a crime involving financial impropriety or moral turpitude, whether or not connected with the Company; or

(h) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

          2.10          Effective Date.  The “Effective Date” shall mean October 20, 2005, being the date this Plan is adopted by the Board.

          2.11          Eligible Employee.  The term “Eligible Employee” shall mean:

              (a)          With respect to an ISO, any person who, at the time the ISO is granted to such person, is an employee, as such term is used in Section 422 of the Code and described in Regulations Section 1.421-7(h)(1), of the Company or a Subsidiary.

              (b)          With respect to all Awards other than ISOs, any employee or service provider of the Company or a Subsidiary including, without limitation, directors, officers, consultants or advisors of the Company.  An Award may be granted to any such person in connection with hiring, retention or otherwise, prior to the date such person first performs services for the Company or the Subsidiaries, provided that such Award shall not become vested prior to the date such person first performs such services.

          2.12          Exercise Price.  The “Exercise Price” shall mean the exercise price of an Option determined under Subsection 3.2 of the Plan.

          2.13          Fair Market Value.  For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:

              (a)          If the principal market for the Stock is a national securities exchange or the NASDAQ stock market, then the “Fair Market Value” as of that date shall be the mean between the lowest and highest reported sale prices of the Stock on that date on the principal exchange or market on which the Stock is then listed or admitted to trading.

              (b)          If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the NASDAQ stock market, the average between the highest bid and lowest asked prices for the Stock on such day as reported on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(c) If the day is not a business day, and as a result, Paragraphs (a) and (b) next above are inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day.

          If Paragraphs (a), (b), and (c) next above are otherwise inapplicable, then the Fair Market Value of the Stock shall be determined in good faith by the Committee.

          2.14          Incentive Stock Option or ISO.  An “Incentive Stock Option” or “ISO” shall mean an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Section 422(b) of the Code and the Regulations promulgated thereunder.

          2.15          Non-Qualified Stock Option or NQO.  A “Non-Qualified Stock Option” or “NQO” shall mean an Option that is not or is not intended to be an incentive stock option as that term is described in Section 422(b) of the Code and the Regulations promulgated thereunder.

          2.16          Option.  An “Option” shall mean a right under the Plan entitling the Participant to purchase shares of Stock at an Exercise Price established by the Committee.  Any Option granted under the Plan may be either an ISO or a NQO as determined in the discretion of the Committee.

          2.17          Participant.  A “Participant” shall mean an Eligible Employee (or the transferee of an Eligible Employee if a transfer is permitted under the Plan and the applicable Award Agreement) who has been designated by the Committee to receive an Award under the Plan.

          2.18          Performance Share.  A “Performance Share” shall mean a right to receive a share of Stock that is contingent on the achievement of performance or other objectives specified by the Committee during a specified period.

          2.19          Performance Unit.  A “Performance Unit” shall mean a right to receive the cash equivalent to a share of Stock that is contingent on the achievement of performance or other objectives specified by the Committee during a specified period.

          2.20          Person.  The term “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

          2.21          Plan.  The “Plan” shall mean the Private Business, Inc. 2005 Long-Term Equity Incentive Plan, as the same may be amended from time to time as permitted hereunder.

          2.22          Regulations.  “Regulations” shall mean the United States Federal Income Tax Regulations, including temporary Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

          2.23          Restricted Stock.  “Restricted Stock” shall mean shares of Stock, that are subject to a risk of forfeiture and other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

          2.24          Restricted Stock Unit.  A “Restricted Stock Unit” shall mean a right to receive the cash equivalent to a share of Stock that is subject to a risk of forfeiture and other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievements of performance or other objectives specified by the Committee.

          2.25          Shareholders.  “Shareholders” shall mean the shareholders of the Company.

          2.26          Stock Appreciation Right or SAR.  A “Stock Appreciation Right” or  “SAR” shall mean a right entitling a Participant to receive value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a share of Stock; over (b) the Base Value.

          2.27          Stock.  The term “Stock” shall mean shares of common stock of the Company, no par value.

          2.28          Subsidiary or Subsidiaries.  The term “Subsidiary” or “Subsidiaries” shall mean any corporation during any period in which it is a “subsidiary corporation” as that term is defined in Section 424(f) of the Code with respect to the Company that the Committee designates to be subject to the Plan.

          2.29          Ten Percent Shareholder.  A “Ten Percent Shareholder” shall mean a Participant who owns, directly or indirectly by attribution under Section 424(d) of the Code, more than ten percent of the total combined voting power of all classes of stock of the Company or a Subsidiary.

SECTION 3.   OPTIONS

          3.1          Grant of Options.  The Committee is hereby authorized to grant Options to such Eligible Employees as it, in its discretion, deems advisable.  Options granted may be in the form of ISOs or NQOs or any combination thereof that the Committee, in its discretion, deems advisable.  ISOs may be granted only to Eligible Employees described in Paragraph 2.11(a).

          3.2          Exercise Price.  The Exercise Price of each Option granted under the Plan shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted.  Notwithstanding the foregoing, in the case of an ISO, the Exercise Price shall not be less than 100% (or 110% in the case of a Ten Percent Shareholder) of the Fair Market Value of a share of Stock on the date the ISO is granted.

          3.3          Exercise.  An Option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee and specified in the Award Agreement to which such Option relates.  Notwithstanding the foregoing, no ISO may be exercised more than ten (10) years (or five (5) years in the case of a Ten Percent Shareholder) after the date the ISO was granted.

          3.4          Payment of Option Exercise Price.  The payment of the Exercise Price of an Option granted under this Section 3 shall be subject to the following:

              (a)          Subject to the following provisions of this Subsection 3.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Paragraph 3.4(c), payment may be made as soon as practicable after the exercise).

              (b)          The Exercise Price shall be payable: (i) in cash; (ii) by shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise (by either actual delivery of shares or by attestation); or (ii) in any combination thereof, as determined by the Committee; provided, unless otherwise determined by the Committee, no shares may be tendered pursuant to this Paragraph unless such shares have been held by the Participant for six (6) months or more.

              (c)          The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

SECTION 4.   OTHER AWARDS

          4.1          Restricted Stock.  The Committee is authorized to grant Awards of Restricted Stock to such Eligible Employees as it, in its discretion, deems advisable.  Each Restricted Stock Award shall be subject to such conditions, restrictions and contingencies as determined by the Committee, which shall be set forth in the Award Agreement to which such Restricted Stock relates

          4.2          Stock Appreciation Rights.  The Committee is authorized to grant Awards of Stock Appreciation Rights to such Eligible Employees as it, in its discretion, deems advisable.  Each Stock Appreciation Right Award shall be subject to such conditions, restrictions and contingencies as the Committee determines, which shall be set forth in the Award Agreement to which such Stock Appreciation Rights relates.

          4.3          Grant of Other Awards.  The Committee is authorized to grant such other Awards to such Eligible Employees as it, in its discretion, deems advisable.  Such other Awards granted may be in the form of Restricted Stock Units, Performance Shares, Performance Units or any combination thereof that the Committee, in its discretion deems advisable.  Each such Award shall be subject to the conditions, restrictions and contingencies as the Committee determines, which shall be set forth in the Award Agreement to which such Award relates.

SECTION 5.   OPERATION AND ADMINISTRATION

          5.1          Effective Date.  Subject to the approval of the Shareholders, the Plan shall be effective as of the Effective Date; provided, however, that to the extent that Awards are granted under the Plan prior to its approval by the Shareholders, the Awards shall be contingent on approval of the Plan by the Shareholders within twelve months before or after the Effective Date and consistent with the requirements for shareholder approval of matters requiring shareholder approval under the Company’s organizational documents and under applicable corporate law and the rules of any exchange on which the Company’s stock is listed.  The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten (10) year anniversary of the Effective Date.

          5.2          Shares Subject to Plan.  The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

              (a)          The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

              (b)          Subject to the other provisions of this Subsection 5.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of 5,036,880 shares of Stock.

              (c)          Any Award (as applicable) may be settled in cash rather than Stock (i) to the extent provided by the Committee and (ii) to the extent such right to settle an Award in cash would not cause this Plan or any Award granted pursuant to the Plan to be considered a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(d) No one Participant may be granted any Award covering an aggregate number of shares of Stock in excess of Eight Hundred Thousand (800,000) shares of Stock in any calendar year

              (e)          In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards (as applicable); (iii) adjustment of the Exercise Price of outstanding Awards; and (iv) any other adjustments that the Committee determines to be equitable.  All determinations made by the Committee pursuant to this Paragraph 5.2(e) shall be final and binding on the Participants.

          5.3          General Restrictions.  Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

              (a)          Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

              (b)          Unless the shares of Stock to be issued pursuant to an Award are covered by a then current registration statement or a notification under Regulation A under the Securities Act of 1933, the Committee may require an acknowledgment from a Participant as a condition to the issuance of such shares, in form and substance satisfactory to the Company, that: (i) such shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Securities Act of 1933); (ii) the Participant has been advised and understands that such shares have not been registered under the Securities Act of 1933 and are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933 and are subject to restrictions on transfer, and the Company is under no obligation to register such shares under the Securities Act of 1933 or to take any action which would make available to the Participant any exemption from such registration; (iii) such shares may not be transferred without compliance with all applicable federal and state securities laws; and (iv) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the applicable Award Agreement may be endorsed on the certificates.

              (c)          To the extent that the Plan provides for issuance of certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.  If any shares of Stock to be issued pursuant to the Plan are subject to forfeiture restrictions set forth in the applicable Incentive Agreement or the Plan, the Committee may require that any such shares of Stock be held in escrow until such restrictions lapse.

          5.4          Tax Withholding.  All distributions under the Plan are subject to withholding of all applicable taxes and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations.  The Committee, in its discretion and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan. Unless otherwise determined by the Committee, amounts to be withheld pursuant to this Subsection shall be calculated based on the minimum required tax rate.

          5.5          Grant and Use of Awards.  In the discretion of the Committee, a Participant may be granted any Awards permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of Awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary)Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

          5.6          Transferability.  Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant.

          5.7          Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

          5.8          Agreement With Company.  An Award under the Plan shall be subject to such terms and conditions, including terms regarding vesting and the lapse of restrictions, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award shall be reflected in an Award Agreement.  A copy of the Award Agreement shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign the Award Agreement.  In the event of any conflict between the provisions of the Award Agreement and this Plan, the provision set forth in the Award Agreement shall control.

          5.9          Action by Company or Subsidiary.  Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of the Board, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company or a Subsidiary.

          5.10          Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

          5.11          Limitation of Implied Rights.

              (a)          Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

              (b)          The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.  Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a Shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

          5.12          Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

          5.13          Applicable Law.  All questions pertaining to the validity, construction and administration of the Plan and any Awards granted hereunder shall be determined in conformity with the laws of the State of Tennessee, without regard to the conflict of laws provisions of any jurisdiction.

SECTION 6.   CHANGE IN CONTROL

          Except as otherwise provided in the Plan, the Committee may specify in an Award Agreement that upon the occurrence of a Change in Control, such Award will immediately vest and become fully exercisable, the restrictions as to transferability of shares subject to the Award will be waived, and any and all forfeiture risks or other contingencies will lapse.

SECTION 7.   COMMITTEE

          7.1          Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Section 7.

          7.2          Powers of Committee.  The Committee’s administration of the Plan shall be subject to the following:

              (a)          Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to cancel or suspend Awards.

              (b)          The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(c) Any interpretation of the Plan by the Committee and any decision made by it under the Plan are final and binding on all persons.

              (d)          In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable corporate law.

          7.3          Information to be Furnished to Committee.  The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties.  The records of the Company and Subsidiaries as to an Eligible Employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 8.   AMENDMENT AND TERMINATION

          The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to Paragraph 5.2(e) shall not be subject to the foregoing limitations of this Section 8.

SECTION 9.    CANCELLATION AND RESCISSION OF AWARDS

          9.1          Effect of Detrimental Activity on Incentive.  Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant engages in any Detrimental Activity.

          9.2          Certificates of Compliance and Rescission upon Detrimental Activity.  Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan and his or her Award Agreement and is not engaged in any Detrimental Activity.  In the event a Participant engages in any Detrimental Activity prior to, or during the six (6) months after, any exercise, payment or delivery pursuant to an Award Agreement, such exercise, payment or delivery may be rescinded within two (2) years thereafter.  In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

FIRST AMENDMENT TO THE
GOLDLEAF FINANCIAL SOLUTIONS, INC
2005 LONG-TERM EQUITY INCENTIVE PLAN

          First Amendment to the Goldleaf Financial Solutions, Inc. (the “Company”) 2005 Long-Term Equity Incentive Plan (the “Plan”) as adopted by the Company’s Board of Directors on August 8, 2006.

          FIRST, because the name of the Company has been changed from Private Business, Inc., to Goldleaf Financial Solutions, Inc., Sections 1.1, 2.8 and 2.21 of the Plan are hereby amended to reflect such name change.

          SECOND, effective retroactively as of January 23, 2006, Section 5.2(d) of the Plan is deleted in its entirety and replaced with the following:

“(d) No one Participant may be granted any Award covering an aggregate number of shares of Stock in excess of Nine Hundred Thousand (900,000) shares of Stock in any calendar year.”

          THIRD, Section 5.2(e) of the Plan is deleted in its entirety and replaced with the following:

“(e) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee shall include, as appropriate: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Awards; and (iv) any other adjustments that the Committee determines to be equitable; provided, however, that that the limitations of sections 422 and 424 of the Code shall apply with respect to adjustments made to ISOs so as not to cause any ISO to cease to qualify as an ISO under section 422 of the Code or to cause any “modification” to an ISO, as that term is defined by the Code and Regulations. All determinations made by the Committee pursuant to this Paragraph 5.2(e) shall be final and binding on the Participants.”

          FOURTH, in order to correct a scrivener’s error, the reference in Plan Section 8 made to “Paragraph 5.2(d)” is hereby amended so that the reference is to “Paragraph 5.2(e).”

          FIFTH, except as amended hereby, the provisions of the Plan shall remain in full force and effect.

Annex D

SECOND AMENDMENT TO THE

GOLDLEAF FINANCIAL SOLUTIONS, INC.
2005 LONG-TERM EQUITY INCENTIVE PLAN

          The Board of Directors of Goldleaf Financial Solutions, Inc., a Tennessee corporation (the “Company”), adopted on April 17, 2007 the following amendments to the Goldleaf Financial Solutions, Inc. 2005 Long-Term Equity Incentive Plan (“Plan”), pursuant to Section 8 of the Plan:

          FIRST, the Plan is amended by deleting Section 5.2(b) in its entirety and by substituting in its place the following new Section 5.2(b):

“          (b)          Subject to the other provisions of this Subsection 5.2, the maximum aggregate number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan is Two Million Two Hundred Fifty Thousand (2,250,000) shares of Stock (as adjusted below, the “Maximum Plan Shares”).  In addition, the Maximum Plan Shares will automatically be increased on the first day of each fiscal year of the Company, beginning with the fiscal year commencing January 1, 2008, by a number of shares such that the Maximum Plan Shares shall equal Thirteen and 2/10 percent (13.2%) of the total number of shares of Stock outstanding on the last day of the immediately preceding fiscal year of the Company, or such lesser number of shares as is later ratified by the Committee at their first meeting or action in such new fiscal year; provided, that in no event shall the Maximum Plan Shares exceed Three Million Five Hundred Thousand (3,500,000) shares.”

          SECOND, the Plan is amended by deleting Section 6 in its entirety and by substituting in its place the following new Section 6:

“        6.1           Except as otherwise provided in the Plan, the Committee may specify in an Award Agreement that upon the occurrence of a Change in Control, such Award will immediately vest and become fully exercisable, the restrictions as to transferability of shares subject to the Award will be waived, and any and all forfeiture risks or other contingencies will lapse.

          6.2           In the event of a corporate transaction which constitutes a Change in Control, the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that a payment in cash or other appropriate consideration to be received in such transaction shall be made promptly following the Change in Control in lieu of all or any portion of vested Awards granted under this Plan.  The amount payable for each such vested Award shall be determined in good faith by the Committee in a manner which will preserve the economic value of such Award as of the consummation of such transaction; provided, however, certain Awards, such as an Option which has an Exercise Price which is greater than Fair Market Value of a share of Stock as of the consummation of such transaction or a Stock Appreciation Right which has a Base Value which is greater than the Fair Market of a share of Stock as of the consummation of such transaction, have no economic value and may be canceled without payment.  After such a determination by the Committee, each Award granted hereunder, whether vested or unvested, shall terminate and the Participant shall have no further rights thereunder except the right to receive the payment provided under this Section 6.2, if any.”

THIRD, except as amended hereby, the provisions of the Plan shall remain in full force and effect.

D-1

PROXY	GOLDLEAF FINANCIAL SOLUTIONS, INC.	PROXY

ANNUAL MEETING OF SHAREHOLDERS, MAY 29, 2007
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

          The undersigned hereby appoints G. Lynn Boggs and Henry M. Baroco, and each of them acting individually, as proxies, with full power of substitution, to vote all shares of the undersigned at the annual meeting of the shareholders of Goldleaf Financial Solutions, Inc., to be held on May 29, 2007, at 11:00 a.m. (Central Daylight Time), at our corporate offices, 9020 Overlook Boulevard, Suite 300, Brentwood, Tennessee 37027 and at any adjournments or postponements thereof, in accordance with the following instructions:

(1)          Election of Class 2 Directors

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

 (INSTRUCTION: To withhold authority to vote for any individual nominee check the box to vote “FOR” all nominees and strike a line through the nominee’s name in the list below.)

David W. Glenn          G. Lynn Boggs

(2)	To approve a second amendment to the Goldleaf Financial Solutions, Inc. 2005 Long-Term Equity Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)	In their discretion, on such other matters as may properly come before the meeting.

☐ FOR DISCRETION	☐ AGAINST DISCRETION	☐ ABSTAIN

(Continued on reverse side)

(Continued from other side)

          THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED.  IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES IN THE ELECTION OF CLASS 2 DIRECTORS, FOR THE APPROVAL OF A SECOND AMENDMENT TO THE GOLDLEAF FINANCIAL SOLUTIONS, INC. 2005 LONG-TERM EQUITY INCENTIVE PLAN, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Dated: _____________________ , 2007	___________________________________________

Dated: _____________________ , 2007	___________________________________________

Signatures of shareholder(s) should correspond exactly with the name printed hereon.  Joint owners should each sign personally.  Executors, administrators, trustees, etc., should give full title and authority.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027